PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(2)
(TO PROSPECTUS DATED MARCH 5, 1997)             Registration No. 333-22281

                            AVALON PROPERTIES, INC.
                                                      [AVALON LOGO APPEARS HERE]

                       3,500,000 SHARES OF COMMON STOCK

  Avalon Properties, Inc. ("Avalon" or the "Company") is an integrated operating company, concentrating on apartment community acquisition, construction, development and management in high barrier-to-entry markets, which currently include the Mid-Atlantic and Northeast regions of the United States. After careful analysis, the Company has determined that selected markets in the Midwest region have similar high barrier-to-entry characteristics. As a result, the Company has expanded into the Midwest and anticipates continued expansion in this region. As of the date of this Prospectus Supplement, the Company's portfolio includes 56 stabilized Class A, institutional-quality apartment communities with 17,325 apartment homes (the "Current Communities") and seven communities with 1,846 apartment homes currently under construction (the "Development Communities"). In addition, as of the date of this Prospectus Supplement, the Company holds the rights to develop 20 additional multifamily apartment communities (the "Development Rights") which, if completed according to the Company's expectations, would add 5,628 apartment homes to the Company's portfolio. Avalon is a self-administered and self-managed equity real estate investment trust (a "REIT"). See "The Company."

  The Company entered into a Contribution and Exchange Agreement (the "Contribution Agreement") to acquire eight apartment communities (the "New Communities"), containing 2,329 apartment homes, assuming completion of one New Community currently under construction, located in the Chicago, Cincinnati, Indianapolis, Minneapolis and St. Louis metropolitan areas (the "Transaction"). See "Recent Developments." The closing of the Transaction and the successful implementation of this strategy are subject to a variety of risks. See "Additional Risk Factors."

  Management believes the Transaction will, if successfully completed, facilitate the following expansion goals: (i) entry into high barrier-to-entry markets of the Midwest with sufficient critical mass to establish a growth platform; (ii) selective acquisition of apartment communities with strong earnings growth potential; (iii) important economic diversification; (iv) a pipeline of acquisition opportunities; and (v) immediate earnings growth and accelerated long-term earnings growth.

  All of the shares of common stock, par value $.01 per share (the "Common Stock"), of Avalon offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "AVN." On December 3, 1997, the last reported sale price of the Common Stock on the NYSE was $30.125 per share.

  SEE "ADDITIONAL RISK FACTORS" COMMENCING ON PAGE S-12 OF THIS PROSPECTUS SUMMARY AND "RISK FACTORS" COMMENCING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS  THE SECURITIES AND EXCHANGE COMMISSION PASSED
    UPON THE  ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT  OR THE
     PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL
       OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                Price to   Underwriting Discounts Proceeds to
                                 Public     and Commissions (1)   Company (2)
------------------------------------------------------------------------------
Per Share...................    $30.125            $1.51            $28.615
------------------------------------------------------------------------------
Total.......................  $105,437,500       $5,285,000       $100,152,500
------------------------------------------------------------------------------
Total Assuming Full Exercise
 of Over-Allotment Option
 (3)........................  $121,253,125       $6,077,750       $115,175,375

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $250,000.
(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 525,000 additional shares of Common Stock, on the same terms, solely to cover over-allotments. See "Underwriting."

                               ---------------

  The Common Stock offered hereby is offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the shares will be made in New York, New York on or about December 9, 1997.

                               ---------------

PAINEWEBBER INCORPORATED
                 MERRILL LYNCH & CO.
                                   J.P. MORGAN & CO.
                                                           SALOMON SMITH BARNEY

                               ---------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 3, 1997.

                              [OUTSIDE GATEFOLD]

  [MAP SHOWING THE LOCATION OF THE COMPANY'S MAIN OFFICE, REGIONAL OFFICES,
     CURRENT COMMUNITIES, DEVELOPMENT COMMUNITIES, DEVELOPMENT RIGHTS AND NEW COMMUNITIES]

           [PIE CHARTS SHOWING GEOGRAPHICAL DISTRIBUTION AS FOLLOWS]

 CURRENT                                               PRO FORMA
 -------                                               ---------
   31.9%                VIRGINIA                         28.5%
    1.6%                DISTRICT OF COLUMBIA              1.4%
    2.1%                ILLINOIS                          4.1%
     -                  INDIANA                           1.7%
     -                  MINNESOTA                         3.4%
     -                  MISSOURI                          2.2%
     -                  OHIO                              1.2%
   18.4%                MARYLAND                         16.4%
    4.0%                MICHIGAN                          3.6%
   10.5%                NEW JERSEY                        9.4%
    8.9%                NEW YORK                          7.9%
   14.5%                CONNECTICUT                      12.9%
    7.0%                MASSACHUSETTS                     6.3%
    1.1%                RHODE ISLAND                      1.0%
  100.0%                TOTAL                           100.0%

The chart on the left above illustrates the geographical distribution of the apartment homes in the Company's Current Communities and Development Communities as of November 30, 1997, assuming completion of the Development Communities. The chart on the right above illustrates the geographical distribution of the apartment homes in the Company's Current Communities and Development Communities as of November 30, 1997, assuming completion of the Development Communities and the acquisition of the New Communities (including completion of the New Community currently under construction) as of that date. There can be no assurance that the Development Communities will be completed as the Company currently expects, or that the acquisition of the New Communities will be successfully closed. See "The Communities -- The Company's Existing Communities and Development Rights" and "Recent Developments -- The Pending Transaction."

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE AND THE PURCHASE OF THE COMMON STOCK TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                        [INSIDE FRONT AND BACK COVERS]

    [COLOR PHOTOGRAPHS OF THIRTEEN OF THE COMPANY'S APARTMENT COMMUNITIES
                     SHOWING INTERIOR AND EXTERIOR VIEWS]

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" shall mean Avalon Properties, Inc. and its subsidiaries on a consolidated basis or, where the context so requires, Avalon Properties, Inc. only, and, as the context may require, its Predecessor (as hereinafter defined).

                                  THE COMPANY

  Avalon is an integrated operating company, concentrating on apartment community acquisition, construction, development and management in high barrier-to-entry markets, which currently include the Mid-Atlantic and Northeast regions of the United States. After careful analysis, the Company has determined that selected markets in the Midwest region have similar high barrier-to-entry characteristics. As a result, the Company has expanded into the Midwest and anticipates continued expansion in this region. The Company was incorporated under the laws of the State of Maryland in August 1993 and was formed to continue and expand the multifamily apartment community acquisition, construction, development and management operations of the Trammell Crow Residential Mid-Atlantic and Northeast Groups (collectively, the "Predecessor"). Avalon is a self-administered and self-managed equity REIT. Since its initial public offering in November 1993 (the "Initial Offering"), the Company has completed the construction of 16 communities totaling 4,147 apartment homes at a total cost of approximately $435 million, and the Company has acquired 26 apartment communities with 6,958 apartment homes for a total purchase price of approximately $475 million.

  As of the date of this Prospectus Supplement, the Company's portfolio includes 56 stabilized Class A, institutional-quality Current Communities with 17,325 apartment homes and seven Development Communities with 1,846 apartment homes currently under construction. In addition, the Company holds the Development Rights to develop 20 additional multifamily apartment communities which, if completed according to the Company's expectations, would add 5,628 apartment homes to the Company's portfolio. The Company's Current Communities, Development Communities and Development Rights are conveniently located in areas that are within close proximity to recreational amenities, schools, entertainment and dining and provide easy access to centers of employment. See "The Company."

  The Company has entered into the Contribution Agreement pursuant to which the Company expects to acquire the eight New Communities containing a total of 2,329 apartment homes (assuming completion of one New Community currently under construction). The New Communities are located in the Chicago, Cincinnati, Indianapolis, Minneapolis and St. Louis metropolitan areas and will be acquired from certain contributors of real property and other property or ownership interests in these properties that are affiliated with Trammell Crow Residential Midwest ("TCR/MW"). If the Transaction is successfully completed and upon completion of the existing Development Communities and the New Community currently under construction, the Company will own a total of 71 communities containing an aggregate of 21,500 apartment homes in 13 states and the District of Columbia. While closing of the Transaction cannot be assured, the Company expects to acquire the seven existing New Communities before December 31, 1997 and to acquire the New Community currently under construction in 1999. See "Additional Risk Factors--Risk that Pending Transaction will not be Completed."

  The Company's management ("Management") believes the Transaction will, if successfully completed, facilitate the following goals:

  . establish a growth platform in the high barrier-to-entry markets of the Midwest at a lower cost than could be achieved in such markets through single property acquisitions or development;

  . allow the Company to enter markets in the Midwest with a critical mass of apartment communities that have internal earnings growth potential consistent with the Company's existing portfolio;

  . provide important economic diversification of the Company's portfolio of apartment communities;

  .  generate a pipeline of acquisition and development opportunities; and

  . produce immediate earnings growth and accelerate long-term earnings growth.

  Although the Company expects that the Transaction and the Company's entry into new markets will provide the benefits discussed above, there can be no assurance that these benefits will be realized. See "Additional Risk Factors-- Risks Associated with New Markets," "Additional Risk Factors--Risks Associated with the Addition of a Substantial Number of New Communities" and "Additional Risk Factors--Portfolio Acquisition Risks."

                               BUSINESS STRATEGY

  The principal operating objectives of Management are to increase both operating cash flow growth and long-term stockholder value. Management's strategies to achieve these objectives include (i) generating consistent, sustained earnings growth at each community through increased revenue (from high occupancy and targeted value pricing) and increased operating margins (from aggressive expense management); (ii) investing selectively in new acquisition and development communities in certain targeted market areas with high barriers-to-entry; and (iii) maintaining a conservative capital structure to provide continued access to capital markets at the lowest possible cost. Management believes that these strategies are generally best implemented by building and acquiring institutional-quality assets in supply-constrained markets where new household formations have out-paced multifamily permit activity. Management actively seeks opportunities to acquire individual communities or portfolios of communities, which may include entry into new supply-constrained markets, and enters into negotiations concerning potential acquisitions. Management believes that its business strategy will lead to higher occupancy levels, increased rental rates and predictable and growing cash flow. There can be no assurance that negotiations to acquire communities will be successful and result in future acquisitions or that the Company's business strategy will have its intended results. See "Additional Risk Factors--Risks Associated with the Addition of a Substantial Number of New Communities," "Additional Risk Factors--Portfolio Acquisition Risks" and "Additional Risk Factors--Risks Associated with New Markets."

  The successful implementation of the Company's business strategy is evidenced by its performance since the Initial Offering. Since that time, it has significantly increased the number of its apartment homes, its revenues and its Funds from Operations ("FFO") per share of Common Stock, while maintaining a conservative capital structure. The Company, in pursuing this business strategy, has achieved the following results and continues to aggressively pursue the following opportunities:

  . Since the Initial Offering, the Company has successfully completed the development of 16 communities, representing 4,147 Class A, institutional-quality apartment homes. These communities provided an average annualized yield, expressed as EBITDA divided by total capitalized cost, of approximately 11.5% in the first 12 months (or, in the case of the five most recently completed communities, for a period of less than 12 months) following stabilization.

  . Since the Initial Offering, the Company has acquired 26 communities, representing 6,958 Class A, institutional-quality apartment homes.

  . The Company is currently developing seven Development Communities that, if completed, would add 1,846 Class A, institutional-quality apartment homes to the Company's portfolio. The aggregate current budgeted cost for these Development Communities is $205.8 million. See "The Communities--The Company's Existing Communities and Development Rights-- Development Communities."

  . The Company is actively pursuing the development of 20 new communities for which it has Development Rights. These Development Rights represent a pipeline of approximately $739 million in aggregate future development costs and, if completed, would add approximately 5,628 institutional-quality apartment homes to the Company's portfolio. See "The Communities--The Company's Existing Communities and Development Rights-- Development Rights."

  The successful completion of these Development Communities and Development Rights is based on the Company's current expectations and budgets and is subject to various factors, some of which are beyond the Company's control. Accordingly, there can be no assurance that the Company's current expectations will be realized. For certain factors and risks that could adversely affect these results, see "Additional Risk Factors" commencing on page S-12, "Risk Factors" commencing on page 3 of the accompanying Prospectus and "The Company--Forward-Looking Statements" on page S-14. EBITDA represents revenue achieved based on rents during the 12 month period following stabilization or, if shorter, the period since stabilization (annualized, but without adjustment for potential growth factors), minus, for the same time period, (a) economic vacancy and (b) projected stabilized operating expenses, and before interest, income taxes, depreciation, amortization and extraordinary items. Total budgeted cost includes all capitalized costs incurred to develop the respective community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees. EBITDA is relevant to an understanding of the economics of the Company because it indicates cash flow available from Company operations to service fixed obligations. EBITDA should not be considered as an alternative to operating income, as determined in accordance with generally accepted accounting principles ("GAAP"), as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as disclosed by other REITs may not be comparable to the Company's calculation of EBITDA.

                                MIDWEST MARKETS

  Avalon continuously evaluates distinct geographical regions in the U.S. for attractive investment opportunities. The Company has determined that the Midwest region of the U.S. possesses attractive market fundamentals similar to those experienced in the Mid-Atlantic and Northeast markets. Accordingly, the Company has entered into the Transaction and, using its new market presence, has separately identified and acquired three additional communities in the Midwest unrelated to the Transaction. These three communities are described below under "Completed Acquisitions." See "The Company--Business Strategy," "Recent Developments," "The Communities," "Additional Risk Factors--Risks Associated with New Markets," "Additional Risk Factors--Risks Associated with the Addition of a Substantial Number of New Communities" and "Additional Risk Factors--Portfolio Acquisition Risks."

  The Pending Transaction. On November 7, 1997, the Company, Avalon DownREIT V, L.P., a limited partnership formed by the Company in connection with the Transaction (the "Operating Partnership"), AMLI Residential Properties Trust ("AMLI") and AMLI Residential Properties, L.P. ("AMLI OP" and, together with AMLI, the "AMLI Parties") entered into the Contribution Agreement with TCR/MW. AMLI is a New York Stock Exchange listed, multifamily apartment REIT operating primarily in the Southwest, Southeast and Midwest regions of the United States. Upon closing of the acquisitions of the New Communities in the Transaction, the Company expects to acquire the eight New Communities, which contain a total of 2,329 apartment homes (assuming completion of one New Community currently under construction), and the AMLI Parties will simultaneously acquire the remainder of TCR/MW's residential portfolio, consisting of up to seven communities located in Indianapolis and Kansas City (the "AMLI Communities"). The New Communities are located in the Chicago, Cincinnati, Indianapolis, Minneapolis and St. Louis metropolitan areas. At October 31, 1997, four of the New Communities were stabilized and had a weighted average physical occupancy of approximately 94.5%, two New Communities were in lease-up, one New Community was under construction and one New Community was under renovation. For a description of the New Communities to be acquired in the Transaction, see "The Communities--The New Communities." The Contribution Agreement provides that the Company will also acquire ten third-party management contracts for 2,941 apartment homes and certain other rights. Four of the ten apartment communities subject to such third-party management contracts, containing a total of 1,198 apartment homes, are currently for sale, and the related management contracts are expected to be terminated upon sale of the communities. The Contribution Agreement provides for a price reduction in the event of any such sales. Management believes that the remaining third-party managed communities may be acquisition targets, although there are no contractual arrangements to acquire any of the managed communities and no assurance can be given in that regard. The Contribution Agreement also provides that the Company may acquire from TCR/MW an undeveloped parcel of land on which the Company expects to build one apartment community. See "Recent Developments--The Pending Transaction."

  The following table presents summary information concerning the location, size, occupancy and related information of the New Communities.

                                                           EXPECTED                              PHYSICAL
                                                # OF APT  STATUS AT     PROJECTED   YEAR BUILT/  OCCUPANCY
COMMUNITY NAME           METROPOLITAN AREA       HOMES   ACQUISITION  STABILIZATION   REHAB*    AT 10/31/97
--------------           ---------------------- -------- ------------ ------------- ----------- -----------
Arbors at Willow Lake    Indianapolis, Indiana     230   Stabilized        N/A         1992        95.7%
Vinings at Geist         Indianapolis, Indiana     146   Stabilized        N/A         1997        86.3%(/1/)
Devonshire Gates         Minneapolis, Minnesota    498   Stabilized        N/A         1988        96.0%
Vinings at Woodbury      Minneapolis, Minnesota    224   Construction    Q3 1999       1998         --
Vinings at Danada        Chicago, Illinois         295   Lease-up        Q2 1998       1997         --
Vinings at Towne Greene  Chicago, Illinois         192   Lease-up        Q2 1998       1997         --
Pinnacle at Oxford Hill  St. Louis, Missouri       480   Rehab           Q2 1998    1970/1998*      --
Arbors of Montgomery     Cincinnati, Ohio          264   Stabilized        N/A         1989        95.1%
                                                 -----                                             ----
 Total/Weighted Average                          2,329                                             94.5%
                                                 =====                                             ====

--------
(1) Community stabilized in Q3 1997.

  Under the terms of the Contribution Agreement, the AMLI Parties' obligation to close the acquisition of the AMLI Communities is subject to certain conditions, including due diligence and title requirements. If the AMLI Parties fail to close under the Contribution Agreement, the Company is obligated to acquire the entire TCR/MW portfolio, including the AMLI Communities. The Company has the financial capacity to acquire the entire TCR/MW portfolio. However, the submarkets in which the AMLI Communities are located do not meet the Company's criteria with respect to barriers-to-entry, and accordingly, the Company would likely seek to dispose of the AMLI Communities to another buyer. There can be no assurance that the Company would be able to successfully dispose of the AMLI Communities. See "Additional Risk Factors--Portfolio Acquisition Risks."

  The closing of the Transaction is subject to certain conditions, including certain due diligence and title requirements. There can be no assurance that the Transaction will close as contemplated, that the required conditions to closing will be met, or that the Contribution Agreement will not be amended or terminated. The Offering is not conditioned upon the closing of the Transaction or any other transaction. See "Additional Risk Factors--Risk that Pending Transaction will not be Completed."

  Completed Acquisitions. In addition to the pending acquisitions of the New Communities, the Company has separately identified and purchased the following communities in the Midwest, representing an aggregate of 1,169 apartment homes.

  In November, 1997, the Company acquired a fee simple interest in a 225 apartment home, garden-style community in Madison Heights, Michigan (a suburb of Detroit) for approximately $15,215,000.

  In November, 1997, the Company acquired a fee simple interest in a 544 apartment home, garden-style community in Troy, Michigan (a suburb of Detroit) for approximately $31,120,000.

  In November, 1997, the Company, through the Operating Partnership, acquired a fee simple interest in a 400 apartment home, garden-style community in Westmont, Illinois (a suburb of Chicago) for approximately $25,695,000, including $23,695,000 in cash and Units of the Operating Partnership valued at $2,000,000.

  The Company expects these three communities to achieve a weighted average projected stabilized yield, expressed as EBITDA divided by capitalized cost, of approximately 9.1%. This projected yield is based on the Company's current expectations and budgets and is subject to various factors, some of which are beyond the Company's control. Accordingly, there can be no assurance that the Company's current expectations will be realized. For certain factors and risks that could adversely affect these results, see "Additional Risk Factors" commencing on page S-12, "Risk Factors" commencing on page 3 of the accompanying Prospectus and "The Company--Forward-Looking Statements" on page S-14. Projected EBITDA represents gross revenue projected to be achieved based on current rents prevailing in the respective communities' local markets (annualized, but without adjustment for potential growth factors), minus, for the same time period, (a) economic vacancy and (b) projected stabilized operating expenses, and before interest, income taxes, depreciation, amortization and extraordinary items. Total budgeted cost includes all capitalized costs incurred to acquire the respective community, including applicable acquisition costs, renovation costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees. EBITDA is relevant to an understanding of the economics of the Company because it indicates cash flow available from Company operations to service fixed obligations. EBITDA should not be considered as an alternative to operating income, as determined in accordance with generally accepted accounting principles ("GAAP"), as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as disclosed by other REITs may not be comparable to the Company's calculation of EBITDA.

                                  RISK FACTORS

  An investment in the Common Stock involves various risks, including risks associated with the addition of a substantial number of New Communities to the Company's portfolio in a new market area and the risk that the Transaction may not be successfully completed. Prospective investors should carefully consider the matters discussed under "Additional Risk Factors" commencing on page S-12 of this Prospectus Supplement and under "Risk Factors" commencing on page 3 of the accompanying Prospectus before making any investment in the Company. Certain statements contained in this Prospectus Supplement or incorporated herein by reference are "forward-looking statements," which investors should not rely on because they are subject to a variety of risks that may cause material differences between actual and anticipated results, performance or achievements. See "The Company--Forward-Looking Statements."

                                  THE OFFERING

Common Stock Offered by the Company...  3,500,000 shares of Common Stock

Common Stock Outstanding After the
Offering..............................  41,973,440 shares (1)

Offering Price........................  $30.125 per share

Use of Proceeds.......................  To fund a portion of the purchase price of the New Communities, for repayment
                                        of outstanding borrowings under the
                                        unsecured credit facilities, and for
                                        general corporate purposes, including
                                        potential acquisitions other than the
                                        Transaction

NYSE Symbol...........................  AVN
--------
(1) Does not include approximately 3,299,500 shares of Common Stock reserved for issuance as stock grants or upon exercise of stock options granted or available for grant under the Company's equity incentive plans.

                        SUMMARY SELECTED FINANCIAL DATA

  The following table sets forth certain financial data for the Company on a consolidated historical basis and on a pro forma basis. The financial data should be read in conjunction with the Company's financial statements and notes thereto incorporated by reference in this Prospectus Supplement. The consolidated historical financial data of the Company as of and for the years ended December 31, 1996 and 1995 have been derived from audited financial statements. The consolidated historical financial data of the Company as of and for the nine months ended September 30, 1997 and 1996 have been derived from unaudited financial statements which, in the opinion of Management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

  The unaudited pro forma operating data for the nine months ended September 30, 1997 and the year ended December 31, 1996 is presented as if the Transaction and other acquisitions completed or expected to be completed by the Company during 1997 had occurred as of January 1, 1996. The pro forma balance sheets as of September 30, 1997 and the year ended December 31, 1996 are presented as if the Transaction and other acquisitions completed or expected to be completed subsequent to September 30, 1997 had occurred on September 30, 1997 or December 31, 1996, respectively. The unaudited pro forma financial information is also presented as adjusted to reflect the completion of this Offering as of such dates.

  The pro forma information is based upon certain assumptions that are included in this Prospectus Supplement and the Company's Current Reports on Form 8-K filed on October 15, 1997 and November 24, 1997 and incorporated by reference in this Prospectus Supplement. The pro forma financial information is unaudited and is not necessarily indicative of what the financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations.

                                                                                                          PRO FORMA
                                    HISTORICAL                            PRO FORMA(/1/)       ADJUSTED FOR OFFERING(/1/)(/2/)
                    ----------------------------------------------  -------------------------- ----------------------------------
                         (UNAUDITED)                                       (UNAUDITED)                   (UNAUDITED)
                         NINE MONTHS
                            ENDED                YEARS ENDED         NINE MONTHS                 NINE MONTHS
                        SEPTEMBER 30,           DECEMBER 31,            ENDED      YEAR ENDED       ENDED           YEAR ENDED
                    ----------------------  ----------------------  SEPTEMBER 30, DECEMBER 31,  SEPTEMBER 30,      DECEMBER 31,
                       1997        1996        1996        1995         1997          1996           1997              1996
                    ----------  ----------  ----------  ----------  ------------- ------------ ----------------   ---------------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
OPERATING
 INFORMATION:
 Revenue:
 Rental income...   $  121,646  $   89,286  $  123,354  $   94,821   $  141,634    $  155,984   $       141,634    $       155,984
 Management
  fees...........          779       1,151       1,439       1,926        1,531         2,397             1,531              2,397
 Other income....          457         313         420         466          606           866               606                866
                    ----------  ----------  ----------  ----------   ----------    ----------   ---------------    ---------------
 Total revenue...      122,882      90,750     125,213      97,213      143,771       159,247           143,771            159,247
                    ----------  ----------  ----------  ----------   ----------    ----------   ---------------    ---------------
 Expenses:
 Operating
  expenses.......       44,101      34,725      46,705      35,743       53,812        61,006            53,812             61,006
 Interest
  expense........       11,850       7,093       9,545      11,056       18,642        20,639            13,877             13,346
 Depreciation and
  amortization...       21,086      15,025      20,956      16,558       24,688        26,677            24,688             26,677
 General and
  administrative..       3,375       2,597       3,807       3,387        3,375         3,807             3,375              3,807
 Development
  costs write-
  off............          450         300         450         400          450           450               450                450
                    ----------  ----------  ----------  ----------   ----------    ----------   ---------------    ---------------
 Total expenses..       80,862      59,740      81,463      67,144      100,967       112,579            96,202            105,286
                    ----------  ----------  ----------  ----------   ----------    ----------   ---------------    ---------------
 Equity in income
  of joint
  ventures.......        4,145         598       1,025         440        4,145         1,025             4,145              1,025
 Interest
  income.........          926         641         887         953          926           887               926                887
 Other...........          247         410         495         633          247           495               247                495
                    ----------  ----------  ----------  ----------   ----------    ----------   ---------------    ---------------
 Income before
  gain on sale of
  communities,
  extraordinary
  items and
  minority
  interest.......       47,338      32,659      46,157      32,095       48,122        49,075            52,887             56,368
 Gain on sale of
  communities....          677         --        7,850         --           677         7,850               677              7,850
                    ----------  ----------  ----------  ----------   ----------    ----------   ---------------    ---------------
 Income before
  extraordinary
  items and
  minority
  interest.......       48,015      32,659      54,007      32,095       48,799        56,925            53,564             64,218
 Extraordinary
  items..........       (1,183)     (2,356)     (2,356)     (1,158)      (1,183)       (2,356)           (1,183)            (2,356)
                    ----------  ----------  ----------  ----------   ----------    ----------   ---------------    ---------------
 Income before
  minority
  interest.......       46,832      30,303      51,651      30,937       47,616        54,569            52,381             61,862
 Minority
  interest in
  operating
  partnerships...          (37)        --          --          --          (814)         (933)             (814)              (933)
                    ----------  ----------  ----------  ----------   ----------    ----------   ---------------    ---------------
 Net income......       46,795      30,303      51,651      30,937       46,802        53,636            51,567             60,929
 Dividends
  attributable to
  preferred
  stock..........      (14,742)     (6,070)    (10,422)        --       (14,742)      (10,422)          (14,742)           (10,422)
                    ----------  ----------  ----------  ----------   ----------    ----------   ---------------    ---------------
 Net income
  available to
  common
  stockholders...   $   32,053  $   24,233  $   41,229  $   30,937   $   32,060    $   43,214   $        36,825    $        50,507
                    ==========  ==========  ==========  ==========   ==========    ==========   ===============    ===============
 Net income per
  share..........   $     0.89  $     0.79  $     1.34  $     1.09   $     0.87    $     1.31   $          0.91    $          1.39
 Cash dividends
  declared per
  share..........   $     1.14  $     1.11  $     1.49  $     1.46   $     1.14    $     1.49   $          1.14    $          1.49
 Weighted average
  shares
  outstanding....   35,889,375  30,563,292  30,739,504  28,365,427   36,970,875    32,902,504        40,470,875         36,402,504

                                                                                                          PRO FORMA
                                     HISTORICAL                           PRO FORMA(/1/)       ADJUSTED FOR OFFERING(/1/)(/2/)
                     ---------------------------------------------  -------------------------- ---------------------------------
                          (UNAUDITED)                                      (UNAUDITED)                   (UNAUDITED)
                          NINE MONTHS
                             ENDED               YEARS ENDED         NINE MONTHS                 NINE MONTHS
                         SEPTEMBER 30,           DECEMBER 31,           ENDED      YEAR ENDED       ENDED          YEAR ENDED
                     ----------------------  ---------------------  SEPTEMBER 30, DECEMBER 31,  SEPTEMBER 30,     DECEMBER 31,
                        1997        1996        1996       1995         1997          1996           1997             1996
                     ----------  ----------  ----------  ---------  ------------- ------------ ----------------  ---------------
                                                             (DOLLARS IN THOUSANDS)
OTHER INFORMATION:
 Funds from
  Operations(/3/)..  $   52,655  $   40,076  $   54,622  $  46,879   $   56,264    $   62,328   $        61,029   $        69,621
 Gross
  EBITDA(/4/).....   $   79,312  $   54,136  $   75,771  $  58,756   $   89,712    $   94,571   $        89,712   $        94,571
 Total rental
  communities(/5/)..         51          45          45         38           61            55                61                55
 Total number of
  apartment
  homes(/5/)......       15,286      13,334      13,368     11,255       18,560        16,642            18,560            16,642
 Development
  Starts:
  Communities.....            5           3           4          7            6             4                 6                 4
  Apartment
      Homes.......        1,188       1,374       1,528      1,178        1,412         1,528             1,412             1,528
 Developments
     Completed:
  Communities.....            4           5           6          1            4             6                 4                 6
  Apartment
   Homes..........        1,602         998       1,390        246        1,602         1,390             1,602             1,390
 Acquisitions
  Completed:
  Communities.....            3           5           6          7            3            16                 3                16
  Apartment
   Homes..........          819       1,345       1,765      1,304          819         5,039               819             5,039
 Dispositions
  Completed:
  Communities.....            1         --            2        --             1             2                 1                 2
  Apartment
   Homes..........          306         --          518        --           306           518               306               518
BALANCE SHEET
 INFORMATION:
 Real estate,
  before
  accumulated
  depreciation....   $1,282,805  $1,018,575  $1,081,906  $ 782,433   $1,552,457    $1,351,558   $     1,552,457   $     1,351,558
 Total assets.....   $1,283,037  $1,015,006  $1,082,771  $ 786,711   $1,552,689    $1,352,423   $     1,552,689   $     1,352,423
 Notes payable and
  Unsecured
  Facilities......   $  379,783  $  413,663  $  310,606  $ 340,686   $  629,435    $  560,258   $       529,533   $       460,356
CASH FLOW
 INFORMATION:
 Net cash provided
  by operating
  activities......   $   61,363  $   47,438  $   65,841  $  56,314
 Net cash used in
  investing
  activities......   $ (215,879) $ (227,316) $ (261,033) $(189,582)
 Net cash provided
  by financing
  activities......   $  143,648  $  181,039  $  207,632  $ 132,207

                    NOTES TO SUMMARY SELECTED FINANCIAL DATA

(1) Reflects the pro forma adjustments relating to the acquisitions of communities during 1997 and included in the Company's Current Reports on Form 8-K filed on October 15, 1997 and November 24, 1997 and to reflect the issuance of 2,163,000 shares of common stock of the Company on July 1, 1997 at a purchase price of $28.0625 per share (net cash proceeds from such offering of approximately $57,671) with the use of such proceeds to repay amounts borrowed under the Company's unsecured credit facilities to acquire the communities, assuming such issuance had occurred as of January 1, 1996.
(2) Reflects the pro forma adjustments relating to the Offering of the 3,500,000 shares of Common Stock offered by this Prospectus Supplement and the use of the proceeds to the Company from this Offering (approximately $99,903) to pay down debt.
(3) Management generally considers FFO to be an appropriate measure of the operating performance of the Company because it provides investors an understanding of the ability of the Company to incur and service debt and to make capital expenditures. The Company believes that in order to facilitate a clear understanding of the operating results of the Company, FFO should be examined in conjunction with net income in the consolidated summary financial data presented herein. FFO is determined in accordance with a resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), and is defined as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sale of property, plus depreciation of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income an indication of the Company's performance or indicative of cash available to fund cash needs. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO. The calculation of FFO for the periods presented is reflected in the following table:

                  SUMMARY CALCULATION OF FUNDS FROM OPERATIONS
                                  (UNAUDITED)

                                                                                                          PRO FORMA
                                                                                                           ADJUSTED
                                        HISTORICAL                           PRO FORMA(/1/)         FOR OFFERING(/1/)(/2/)
                        ---------------------------------------------- -------------------------- --------------------------
                                NINE
                               MONTHS                   YEARS              NINE                       NINE
                                ENDED                   ENDED             MONTHS         YEAR        MONTHS         YEAR
                            SEPTEMBER 30,           DECEMBER 31,           ENDED        ENDED         ENDED        ENDED
                        ----------------------  ---------------------- SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30, DECEMBER 31,
                           1997        1996        1996        1995        1997          1996         1997          1996
                        ----------  ----------  ----------  ---------- ------------- ------------ ------------- ------------
                                                             (DOLLARS IN THOUSANDS)
   Net income.......... $   46,795  $   30,303  $   51,651  $   30,937  $   46,802    $   53,636   $   51,567    $   60,929
   Depreciation (real
    estate related)....     19,818      13,247      18,566      14,468      23,420        24,287       23,420        24,287
   Joint venture
    adjustments........        278         240         321         316         278           321          278           321
   Preferred stock
    dividends..........    (14,742)     (6,070)    (10,422)        --      (14,742)      (10,422)     (14,742)      (10,422)
   Gain on sale of
    communities........       (677)        --       (7,850)        --         (677)       (7,850)        (677)       (7,850)
   Extraordinary
    items..............      1,183       2,356       2,356       1,158       1,183         2,356        1,183         2,356
                        ----------  ----------  ----------  ----------  ----------    ----------   ----------    ----------
   Funds from
    Operations......... $   52,655  $   40,076  $   54,622  $   46,879  $   56,264    $   62,328   $   61,029    $   69,621
                        ==========  ==========  ==========  ==========  ==========    ==========   ==========    ==========
   Weighted average
    shares
    outstanding........ 35,889,375  30,563,292  30,739,504  28,365,427  36,970,875    32,902,504   40,470,875    36,402,504
                        ==========  ==========  ==========  ==========  ==========    ==========   ==========    ==========

(4) Gross EBITDA represents earnings before interest, income taxes, depreciation and amortization, gain on sale of communities and extraordinary items. Gross EBITDA is relevant to an understanding of the economics of the Company because it indicates cash flow available from Company operations to service fixed obligations. Gross EBITDA should not be considered as an alternative to operating income, as determined in accordance with GAAP, as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.
(5) These amounts include communities and apartment homes only after stabilized occupancy has occurred. A community is considered by the Company to have achieved stabilized occupancy on the earlier of (i) the first day of any month in which the community reaches 94% physical occupancy or (ii) one year after completion of construction. These amounts also include Falkland Chase, which has 450 apartment homes and Avalon Run, which has 426 apartment homes, both of which are joint venture investments.

                            ADDITIONAL RISK FACTORS

  An investment in the Common Stock involves various risks. In addition to the risks described under "Risk Factors" beginning on page 3 in the accompanying Prospectus, prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus Supplement and the Prospectus before making a decision to purchase shares of Common Stock.

  Risks Associated with the Addition of a Substantial Number of New Communities. The acquisitions of the New Communities and the other recently acquired communities in Midwest markets represent a period of accelerated growth for the Company. The Company's ability to manage its growth effectively will require the Company, among other things, to successfully apply its experience in managing its existing portfolio to an increased number of properties. In addition, the Company will be required to successfully manage the integration of a substantial number of new management and operations personnel. There can be no assurance that the Company will be able to integrate and manage these operations effectively or maintain or improve its historical financial performance.

  Risks Associated with New Markets. In connection with the Transaction, the Company will expand its operations beyond its current Mid-Atlantic and Northeast market areas into certain Midwest markets, and it is possible that the Company may enter other new markets in the future. The Company may make other selected acquisitions in markets outside of its current market areas from time to time if appropriate opportunities arise. The Company's historical experience is in the Mid-Atlantic and Northeast market areas, and the Company's experience in these market areas does not ensure that it will be able to operate successfully in new market areas. Like the risks associated with the addition of a substantial number of new communities, entry into new market areas will require, among other things, the Company to successfully apply its experience to new market areas. Some of the risks related to entry into new markets include, among others: (i) a lack of market knowledge and understanding of the local economies; (ii) an inability to obtain land for development or to identify acquisition opportunities; (iii) an inability to obtain construction tradespeople; and (iv) an unfamiliarity with local governmental and permitting procedures.

  Portfolio Acquisition Risks. The Company has increasingly emphasized, and intends to continue to emphasize, acquisitions of multiple apartment communities in single transactions in order to reduce acquisition expenses per apartment community and to enable the Company to gain a critical mass of assets that provides operating leverage. The Transaction is an example of this strategy. However, portfolio acquisitions such as the Transaction are more complex than single-property acquisitions, and the risk that a multiple-property acquisition will not close may be greater than in a single-property acquisition. In addition, the Company's costs for a portfolio acquisition that does not close are generally greater than for an individual acquisition that does not close. If the Company fails to close portfolio acquisitions such as the Transaction, its ability to increase FFO will be limited and a charge to earnings for costs related to the failed acquisition may occur.

  Portfolio acquisitions may also result in the Company owning apartment communities in geographically dispersed markets. For instance, several of the New Communities are located in areas geographically removed from the principal Midwest markets. This geographic diversity will place additional demands on the Company's ability to manage such operations.

  Another risk associated with portfolio acquisitions is that a seller may require that a group of apartment communities be purchased as a package, even though one or more of the apartment communities in the portfolio does not meet the Company's investment criteria. In such cases, the Company may attempt to make a joint bid with another buyer, as the Company has done with the AMLI Parties in the pending Transaction, or the Company may purchase a portfolio of apartment communities with the intent to subsequently dispose of those which do not meet its criteria. In the case of joint bids, however, it is possible that the other buyer may default in its obligations, which increases the risk that the acquisition may not close, with the adverse consequences described above. In cases where the Company intends to dispose of apartment communities it does not wish to own, there can be no assurance as to how quickly the Company could sell or exchange such apartment communities or the terms on which they could be sold or exchanged. In addition, any gains on the sale of such apartment communities within four years of the date of acquisition could be subject to a 100% tax. See "Recent Developments--The Pending Transaction."

  Risk that Pending Transaction will not be Completed. The completion of the Transaction is subject to certain conditions, and it is possible that these conditions will not be successfully completed. Among these conditions are certain due diligence and title requirements. There can be no assurance that the Transaction will be consummated, that the required conditions to closing will be met, or that the Contribution Agreement will not be amended or terminated. Additionally, as described under "Recent Developments--The Pending Transaction--Terms of the Contribution Agreement," if the AMLI Parties fail to perform their obligations to acquire the AMLI Communities under the Contribution Agreement, Avalon is obligated to acquire the entire TCR/MW portfolio, including the AMLI Communities. The Company has the financial capacity to acquire the entire TCR/MW portfolio. However, the submarkets in which the assets are located do not meet the Company's criteria with respect to barriers-to-entry, and accordingly, the Company would likely seek to dispose of the AMLI Communities to another buyer. There can be no assurance that the Company would be able to successfully dispose of the AMLI Communities. See "Additional Risk Factors--Portfolio Acquisition Risks." If the Company does not complete the Transaction, for whatever reason, the Company will have incurred significant costs and expenses which are not recoverable or refundable. This Offering is not conditioned upon the completion of the Transaction or any other transaction. See "Recent Developments--The Pending Transaction--Terms of the Contribution Agreement."

  Additional Risks. In addition to the risks above, Investors should also carefully consider the matters discussed under "Risk Factors" commencing on page 3 of the accompanying Prospectus and the cautionary discussion concerning "forward-looking statements" under "The Company--Forward-Looking Statements" on page S-14 of this Prospectus Supplement.

                                  THE COMPANY

FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement and the accompanying Prospectus, including the information incorporated herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. In addition, information concerning construction, occupancy and completion of Development Communities and Development Rights and related cost and EBITDA estimates, are forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

  Factors that might cause such a difference include, but are not limited to, the following: the Company may fail to secure or abandon development opportunities; construction costs of a community may exceed original estimates; construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues; occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond management's control; financing may not be available, or may not be available on favorable terms; the Company's cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of existing indebtedness. In addition, the factors described under "Additional Risk Factors" commencing on page S-12 of this Prospectus Supplement and "Risk Factors" commencing on page 3 of the accompanying Prospectus may result in such differences. Prospective purchasers of the Common Stock offered hereby should carefully review all of these factors.

GENERAL

  Avalon is an integrated operating company, concentrating on apartment community acquisition, construction, development and management in high barrier-to-entry markets, which currently include the Mid-Atlantic and Northeast regions of the United States. After careful analysis, the Company has determined that selected markets in the Midwest region have similar high barrier-to-entry characteristics. As a result, the Company has expanded into the Midwest and anticipates continued expansion in this region. The Company was incorporated under the laws of the State of Maryland in August 1993 and was formed to continue and expand the multifamily apartment community acquisition, construction, development and management operations of the Predecessor. Avalon is a self-administered and self-managed equity REIT.

  As of the date of this Prospectus Supplement, the Company's portfolio includes 56 Current Communities, which are stabilized Class A, institutional-quality apartment communities with 17,325 apartment homes and seven Development Communities with 1,846 apartment homes currently under construction. In addition, the Company holds Development Rights to develop 20 additional multifamily apartment communities which, if completed according to the Company's expectations, would consist of 5,628 apartment homes.

  Since the Initial Offering in November 1993, the Company has completed the construction of 16 communities totaling 4,147 apartment homes at a total cost of approximately $435 million. In addition, the Company has acquired 26 apartment communities with 6,958 apartment homes for a total purchase price of approximately $475 million. The Company's apartment communities are conveniently located in areas within close proximity to recreational amenities, schools, entertainment and dining and provide easy access to centers of employment.

  The Company's executive offices are located at 15 River Road, Suite 210, Wilton, Connecticut 06897 and its telephone number is (203) 761-6500. The Company also maintains acquisition, construction, development or administrative offices in Alexandria, Virginia; Boston, Massachusetts; Princeton, New Jersey; and Richmond, Virginia. After the closing of the Transaction, the Company will also have regional offices in Chicago, Illinois and Minneapolis, Minnesota.

BUSINESS STRATEGY

  The principal operating objectives of Management are to increase both operating cash flow growth and long-term stockholder value. Management's strategies to achieve these objectives include (i) generating consistent, sustained earnings growth at each community through increased revenue (from high occupancy and targeted value pricing) and increased operating margins (from aggressive expense management); (ii) investing selectively in new acquisition and development communities in certain targeted market areas with high barriers-to-entry; and (iii) maintaining a conservative capital structure to provide continued access to capital markets at the lowest possible cost. Management believes that these strategies are generally best implemented by building and acquiring institutional-quality assets in supply-constrained markets while maintaining the financial discipline to ensure maximum balance sheet flexibility. Management believes that these strategies will lead to higher occupancy levels, increased rental rates and predictable and growing cash flow, although no assurance can be given that such results will be achieved.

  Financing Strategy. Management intends to continue to maintain a conservative capital structure that allows the Company continued cost-effective access to the capital markets. As of October 31, 1997, the Company's debt to total market capitalization was 22.4% and its long-term floating rate debt represented only 1.5% of total market capitalization. Management intends to limit the use of long-term floating rate debt to low cost tax-exempt debt and in no event to incur any such debt in an amount greater than 10% of the Company's total market capitalization.

  Acquisition Strategy. The Company's acquisition strategy is to create value by identifying properties in high quality locations with strong potential for improved performance through rehabilitation or repositioning (for example, through improved management of rent and occupancy levels). In addition to the communities acquired since the Initial Offering, the Company is currently reviewing a number of other acquisition opportunities that offer potential for rehabilitation or repositioning that the Company believes offer attractive investment returns and long term earnings growth potential. Some of these communities are under non-binding agreements and are subject to further due diligence, contract negotiations and Board approval, and there can be no assurance that the Company will acquire all or any of these communities. The Company's successful history of development and its substantial inventory of Development Rights strengthen its resolve to be selective with its acquisition program.

  Development Strategy. The Company's development strategy is to carefully select land for development and to follow established procedures that are designed to minimize both the cost and the risks of development. As one of the largest developers of multifamily apartment communities in the Mid-Atlantic and Northeast regions, the Company is able to capitalize on its market presence and access to local market information through its five offices in those regions, and anticipates realizing similar benefits through two offices in the Midwest region. After selecting a target site, the Company negotiates for the right to acquire it either through an option or a long-term conditional contract, subject to obtaining zoning and permitting approvals and appropriate environmental review. The Company generally begins design work before purchasing the land, with the expenditure of design funds carefully monitored based on the likelihood of obtaining approvals and financing. Once the land is acquired the focus shifts to construction. The Company believes it achieves significant cost savings by acting as its own general contractor. Construction progress is monitored by the development team and the property management team to ensure high quality workmanship and a smooth and timely transition into the leasing and operational phase.

  Property Management Strategy. The Company intends to increase earnings through innovative, proactive property management that will result in higher revenue from its communities. Intense focus on resident satisfaction, increasing rents as market conditions permit and managing community occupancy for optimal rental revenue levels comprise the principal strategies to maximize revenue. Lease terms are generally staggered based on vacancy exposure by apartment type so that lease expirations are better matched to each community's traffic patterns. On-site property management teams receive bonuses based largely upon the net operating income produced at their community.

  Controlling operating expenses is another way in which the Company intends to increase earnings growth. An increase in growth in the Company's portfolio and the resulting increase in revenue allows the Company to spread fixed operating costs over a larger volume of revenue, thereby increasing operating margins. The Company has enjoyed operating cost leverage in recent years as operating costs as a percent of total revenue have declined from 41.1% in 1993 to 36.3% year-to-date through October 31, 1997. The Company also aggressively pursues real estate tax appeals and scrutinizes other operating costs. Invoices are recorded on-site to ensure the careful monitoring of budgeted versus actual expenses, supplies are purchased in bulk where possible, third-party contracts are bid on a volume basis, turnover work is performed in-house or by third parties depending upon the least costly alternative, and preventive maintenance is undertaken regularly to maximize resident satisfaction and property and equipment life. In addition, Management strives to retain residents through high levels of service in order to eliminate the cost of preparing an apartment home for a new resident and to reduce marketing and common area utilities costs.

  The Company will also consider managing properties for third parties, if such management will provide information about its new markets and provide an acquisition opportunity, thereby enhancing the Company's opportunities for growth.

  Achievements. The successful implementation of the Company's business strategy is evidenced by its performance since the Initial Offering. Since that time, it has significantly increased the number of its apartment homes, its revenues and its FFO, while maintaining a conservative capital structure.

                             [CHART APPEARS HERE]

                 Label            A            B                 C
Label                            FFO       Revenues      Number of Stabilized
                                                              Apartment Homes
    1     1st Quarter 1994       8945         16095                      7786
    2     2nd Quarter 1994       9108         17412                      8362
    3     3rd Quarter 1994      10213         19953                      9320
    4     4th Quarter 1994      11219         20841                      9847
    5     1st Quarter 1995      11373         22011                     10005
    6     2nd Quarter 1995      11599         23164                     10422
    7     3rd Quarter 1995      11843         25187                     11255
    8     4th Quarter 1995      12064         26851                     11255
    9     1st Quarter 1996      12573         28108                     11807
   10     2nd Quarter 1996      13485         29831                     12317
   11     3rd Quarter 1996      14018         32811                     13334
   12     4th Quarter 1996      14546         34463                     13368
   13     1st Quarter 1997      15601         37527                     14326
   14     2nd Quarter 1997      17584         40772                     14793
   15     3rd Quarter 1997      19470         44583                     15286

--------
(1) Management generally considers FFO to be an appropriate measure of the operating performance of the Company because it provides investors an understanding of the ability of the Company to incur and service debt and to make capital expenditures. The Company believes that in order to facilitate a clear understanding of the operating rules of the Company, FFO should be examined in conjunction with net income as presented in the Company's consolidated financial statements included or incorporated by reference elsewhere in the Prospectus Supplement. FFO is determined in accordance with a resolution adopted by the Board of Governors of NAREIT, and is defined as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indication of the Company's performance, or to net cash flows from operating activities as determined by GAAP as a measure of liquidity, and is not necessarily indicative of cash available to fund cash needs. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

  The Company, in pursuing its business strategy, has achieved the following results and continues to aggressively pursue the following opportunities:

  . Since the Initial Offering, the Company has successfully completed the development of 16 communities, representing 4,147 Class A, institutional-quality apartment homes. These communities provided an average annualized yield, expressed as EBITDA divided by total capitalized cost, of approximately 11.5% in the first 12 months (or, in the case of the five most recently completed communities, for a period of less than 12 months) following stabilization.

  . Since the Initial Offering, the Company has acquired 26 communities, representing 6,958 Class A, institutional-quality apartment homes.

  . The Company is currently developing seven Development Communities that, if completed, would add 1,846 Class A, institutional-quality apartment homes to the Company's portfolio. The aggregate current budgeted cost for these Development Communities is $205.8 million. See "The Communities--The Company's Existing Communities and Development Rights-- Development Communities."

  . The Company is actively pursuing the development of 20 new communities for which it has Development Rights. These Development Rights represent a pipeline of approximately $739 million in aggregate future development costs and, if completed, would add approximately 5,628 institutional-quality apartment homes to the Company's portfolio. See "The Communities--The Company's Existing Communities and Development Rights-- Development Rights."

  The successful completion of these Development Communities and Development Rights is based on the Company's current expectations and budgets and is subject to various factors, some of which are beyond the Company's control. Accordingly, there can be no assurance that the Company's current expectations will be realized. For certain factors and risks that could adversely affect these results, see "Additional Risk Factors" commencing on page S-12, "Risk Factors" commencing on page 3 of the accompanying Prospectus and "The Company--Forward-Looking Statements" on page S-14. EBITDA represents revenue achieved based on rents during the 12 month period following stabilization or, if shorter, the period since stabilization (annualized, but without adjustment for potential growth factors), minus, for the same time period, (a) economic vacancy and (b) projected stabilized operating expenses, and before interest, income taxes, depreciation, amortization and extraordinary items. Total budgeted cost includes all capitalized costs incurred to develop the respective community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees. EBITDA is relevant to an understanding of the economics of the Company because it indicates cash flow available from Company operations to service fixed obligations. EBITDA should not be considered as an alternative to operating income, as determined in accordance with GAAP, as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as disclosed by other REITs may not be comparable to the Company's calculation of EBITDA.

                              RECENT DEVELOPMENTS

  The Company continually evaluates distinct geographical regions in the United States to determine those regions that possess market fundamentals that are favorable to long-term ownership of apartment communities. The Company emphasizes regions where constraints to new supply exist and where new household formations have out-paced multifamily permit activity in recent years. Management engages in discussions with public and private real estate owners regarding possible portfolio or single asset acquisitions. No assurance can be made that the Company will acquire all or any of the property opportunities currently under review or under discussion. The Company has determined that, in addition to the Company's current markets, the Midwest region of the United States, and potentially other regions, possess attractive market fundamentals. See "The Company--Business Strategy" and "The Communities."

THE MIDWEST MARKETS

  The Company has targeted the Midwest region of the U.S. for expansion, including the acquisition of the New Communities. Initially, the Company will focus its expansion efforts primarily in the markets of Chicago, Minneapolis and selective submarkets in the Detroit metropolitan area (the "Primary Midwest Markets"). Management believes the Primary Midwest Markets provide attractive fundamentals for long-term ownership of apartment communities. Management believes there will continue to be a limited supply of new apartment communities in the Primary Midwest Markets for the foreseeable future which will result in continued rental rate growth and low vacancy rates for apartment communities in those markets. Additionally, the Company believes there is a favorable long-term supply-demand imbalance of new communities in the Primary Midwest Markets for the foreseeable future. As part of the Transaction,the Company expects to acquire certain assets in the Midwest markets of Cleveland, Cincinnati, Indianapolis and St. Louis. Additionally, using its new market presence, the Company has separately identified and acquired three additional communities in the Midwest unrelated to the Transaction. The Company will continue to analyze these and other Midwest markets to determine attractive acquisition and development opportunities.

  Management believes the Transaction will, if successfully completed, facilitate the following goals:

  . establish a growth platform in the high barrier-to-entry markets of the Midwest at a lower cost than could be achieved in such markets through single property acquisitions or development;

  . allow the Company to enter markets in the Midwest with a critical mass of apartment communities that have internal earnings growth potential consistent with the Company's existing portfolio;

  . provide important economic diversification of the Company's portfolio of apartment communities;

  .  generate a pipeline of acquisition and development opportunities; and

  . produce immediate earnings growth and accelerate long-term earnings growth.

  If the Transaction is successfully completed and upon completion of the existing Development Communities and the New Community currently under construction, the Company will own a total of 71 communities containing an aggregate of 21,500 apartment homes in 13 states and the District of Columbia. Although the Company expects that the Transaction and the Company's entry into new markets will provide the benefits discussed above, there can be no assurance that these benefits will be realized. See "Additional Risk Factors-- Risks Associated with New Markets," "Additional Risk Factors--Risks Associated with the Addition of a Substantial Number of New Communities" and "Additional Risk Factors--Portfolio Acquisition Risks."

THE PENDING TRANSACTION

  On November 7, 1997, the Company, the Operating Partnership and the AMLI Parties entered into the Contribution Agreement with TCR/MW. AMLI is a New York Stock Exchange listed, multifamily apartment REIT operating primarily in the Southwest, Southeast and Midwest regions of the United States. Upon closing of the acquisitions of the New Communities in the Transaction, the Company expects to acquire the eight New

Communities, which contain 2,329 apartment homes (assuming completion of one New Community currently under construction), and the AMLI Parties will simultaneously acquire the remainder of TCR/MW's residential properties located in Indianapolis and Kansas City. The New Communities are located in the Chicago, Cincinnati, Indianapolis, Minneapolis and St. Louis metropolitan areas. At October 31, 1997, four of the New Communities were stabilized and had a weighted average physical occupancy of 94.5%, two New Communities were in lease-up, one New Community was under construction and one New Community was under renovation. For a description of the New Communities to be acquired in the Transaction, see "The Communities--The New Communities." The Contribution Agreement also provides that the Company will acquire ten third-party management contracts to manage 2,941 apartment homes for unaffiliated owners. Four of the ten apartment communities subject to such third-party management contracts, containing a total of 1,198 apartment homes, are currently for sale, and the related management contracts are expected to be terminated upon sale of the communities. The Contribution Agreement provides for a price reduction in the event of any such sales. Management believes that the remaining third-party managed communities may be acquisition targets, although there are no contractual arrangements to acquire any of the managed communities and no assurance can be given in that regard. The Contribution Agreement also provides that the Company may acquire from TCR/MW an undeveloped parcel of land on which the Company expects to build one apartment community.

  While closing of the Transaction cannot be assured, the Company expects to acquire the seven existing New Communities before December 31, 1997 and to acquire the New Community currently under construction in 1999. See "Additional Risk Factors--Risk that Pending Transaction will not be Completed."

  The following summary of the material provisions of the Contribution Agreement, including the descriptions of certain provisions set forth elsewhere in this Prospectus Supplement, is qualified in its entirety by reference to the Contribution Agreement, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K filed on November 24, 1997 and is incorporated herein by reference.

  Terms of the Contribution Agreement. Under the terms of the Contribution Agreement, the Company will acquire the New Communities, the third-party management contracts and other rights in exchange for a combination of cash, the assumption of $27.3 million of tax-exempt debt and the issuance of the Units in the Operating Partnership. The Contribution Agreement restricts taxable sales or transfers of the New Communities for a period of five years. See "Recent Developments--The Pending Transaction--Restrictions on Sale of the New Communities."

  In addition to the acquisition of the New Communities by the Company, the AMLI Parties' obligation to close the acquisition of the AMLI Communities is subject to certain conditions, including due diligence and title requirements. If the AMLI Parties fail to close under the Contribution Agreement, the Company is obligated to acquire the entire TCR/MW portfolio, including the AMLI Communities. The Company has the financial capacity to acquire the entire TCR/MW portfolio. However, the submarkets in which the AMLI Communities are located do not meet the Company's criteria with respect to barriers-to-entry, and accordingly the Company would likely seek to dispose of the AMLI Communities to another buyer. There can be no assurance that the Company would be able to successfully dispose of the AMLI Communities. See "Additional Risk Factors--Portfolio Acquisition Risks."

  Purchase Price. In exchange for the contribution of the New Communities, third-party management contracts and other rights, the Company and the Operating Partnership have agreed that the Company and/or the Operating Partnership will (i) pay approximately $149 million in cash, (ii) assume approximately $27.3 million of debt, and (iii) issue Units of the Operating Partnership valued at approximately $20 million.

  Conditions Precedent to Closing the Transaction. The obligations of the Company to close the Transaction are subject to the fulfillment of certain conditions, including, but not limited to, certain due diligence and title requirements. There can be no assurance that the Transaction will be consummated, that the required conditions to closing will be met, or that the Contribution Agreement will not be amended or terminated. This Offering is not conditioned upon the consummation of the Transaction or any other transaction. See "Additional Risk Factors--Risk that Pending Transaction will not be Completed."

  Termination or Specific Performance. In the event that the New Communities are not contributed by TCR/MW in accordance with the terms of the Contribution Agreement, the Company, the AMLI Parties or TCR/MW may elect to terminate the Contribution Agreement in its entirety. The Company may pursue specific performance if TCR/MW fails to contribute pursuant to the terms of the Contribution Agreement.

  Restriction on Sale of the New Communities. The Contribution Agreement prohibits the sale or transfer of any of the New Communities in a taxable transaction before January 1, 2003.

  Distributions; Anti-dilution Rights. The Operating Partnership will pay quarterly distributions on each Unit in an amount equal to the quarterly dividends paid to holders of the Company's Common Stock, subject to adjustment for customary anti-dilution rights. If the Company does not declare and pay dividends on its Common Stock, Unit holders do not have a right to any distribution on the Units and any undeclared quarterly distributions do not cumulate for future payment.

  Transfer Restrictions on Units. The Units cannot be disposed of until after the first anniversary of the initial closing of the acquisition of one or more of the New Communities in the Transaction, subject to the right of Unit holders to pledge or make other permitted transfers of Units. The Company has agreed to file a registration statement with the Commission that will permit holders of Units to freely transfer any shares of Common Stock issued upon conversion of Units after the first anniversary of such initial closing.

  Subsequent to the Company's most recent public offering on July 1, 1997, the following other recent business developments have occurred:

COMPLETED ACQUISITIONS

  Acquisitions of Existing Communities. In June, 1997, the Company acquired Avalon at Providence Park, a 140 apartment home, garden-style community located in Fairfax City, Virginia for $10,750,000.

  In October, 1997, the Company purchased Avalon Colchester (formerly 1470 Beacon Street), a 57 apartment home community, in Brookline, Massachusetts for $4,500,000. This community is near an existing community, Longwood Towers, and the Company will combine the operations of these two communities.

  In November, 1997, the Company acquired a fee simple interest in a 225 apartment home, garden-style community in Madison Heights, Michigan for approximately $15,215,000.

  In November, 1997, the Company acquired a fee simple interest in a 544 apartment home, garden-style community in Troy, Michigan for approximately $31,120,000.

  In November, 1997, the Company, through the Operating Partnership, acquired a fee simple interest in a 400 apartment home, garden-style community in Westmont, Illinois for approximately $25,695,000, including $23,695,000 in cash and Units of the Operating Partnership valued at $2,000,000.

  Land Acquisitions for New Development. On August 18, 1997, the Company purchased a 3.54 acre tract of land adjacent to an existing community, Avalon Fields, in Gaithersburg, Maryland, for $1,400,000 for the purpose of expanding the existing community. Construction of a new 96 apartment home community, Avalon Fields II, has started and is expected to be completed in the fourth quarter of 1998.

COMPLETED DISPOSITIONS

  Sale of Existing Community. In July, 1997, the Company sold a garden-style apartment community, Avalon Farm, located in Frederick, Maryland, to a single buyer for a total sales price of $17,047,000. The net proceeds of approximately $16,500,000 from the sale were used for reinvestment in a new acquisition community.

FINANCING ACTIVITIES

  On July 1, 1997, the Company completed a public offering of 2,163,000 shares of common stock at a purchase price of $28.0625 per share. The net cash proceeds from the offering of approximately $57,671,000 were used primarily to repay amounts outstanding under the Unsecured Facilities.

  In the normal course of business, the Company seeks to hedge interest rate risk related to future offerings of debt securities. On October 8, 1997, the Company purchased interest rate protection for a notional amount of $75,000,000 from PaineWebber Incorporated, which terminates on December 11, 1997. The Company expects that any gain or loss that may arise under this arrangement will be amortized as additional interest (in the case of a loss) or as a reduction to interest expense (in the event of a gain) over the term of the Company's planned issuance of unsecured debt securities. In the event that the Company does not complete an offering of debt securities before the arrangement expires, any gain or loss under this arrangement would be immediately recognized in the Company's results of operations. As of November 30, 1997, the unrealized loss under this arrangement is $1,447,265, although such loss or gain changes daily based on market interest rates.

  On October 30, 1997, the Company completed a refinancing of approximately $44,000,000 of tax-exempt bonds related to the Avalon Ridge and Avalon Lea communities. These bonds bear a variable interest rate, will mature on June 15, 2026 and are credit enhanced by the Company's credit enhancement facility with the Federal National Mortgage Association. In connection with this refinancing, the Company purchased an interest rate cap for $101,000 from Morgan Guaranty Trust Company of New York. This cap terminates on October 31, 2002 and serves to fix the interest rate on the bonds at 6.9% per annum. The cost of the interest rate cap will be amortized over the five-year period of the agreement.

                                THE COMMUNITIES

THE COMPANY'S EXISTING COMMUNITIES AND DEVELOPMENT RIGHTS

  The Current Communities. The Current Communities are primarily upscale, garden-style apartment communities consisting of two and three-story buildings in landscaped settings. The Current Communities also include eight high-rise apartment communities, two four-story mid-rise apartment communities and one six-story mid-rise community. All of the Current Communities are institutional-quality assets. The Current Communities offer many attractive amenities designed to enhance their market appeal to discriminating residents who are willing to pay premium rental rates to live in these communities. Such amenities include vaulted ceilings, lofts, fireplaces, patios/decks and modern appliances. Other features include swimming pools, fitness centers, tennis courts and business centers. As of the date of this Prospectus Supplement, there were 56 Current Communities.

  Avalon owns most of its communities through a simple corporate structure whereby the Company holds a fee simple ownership interest in 51 operating communities (one of which, Avalon at Center Place, is on land subject to a 149 year land lease), a general partnership interest in two other operating communities (a 50% interest in Falkland Chase and a 49% interest in Avalon
Run), a 99% general partner interest in two partnerships structured as DownREITs (Avalon at Ballston Quincy and Avalon at Ballston Vermont, which are operated as a single community, and Village Park of Westmont) and a 100% interest in a senior participating mortgage note secured by another operating community (Avalon Arbor) which is accounted for as an investment in real estate. The Company also holds a fee simple ownership interest in seven Development Communities. The Company will hold the New Communities through a 99% general partner interest in a DownREIT partnership, and may acquire additional communities through DownREIT partnerships in the future. The existing DownREITs have been structured so that all of the economic interest of these partnerships accrue to the benefit of the Company. The Company believes that it is unlikely that the limited partners in these partnerships will receive any financial return on their limited partnership interests other than the stated distributions on their Units or the possible future conversion of their Units into shares of Common Stock. See "Recent Developments--The Pending Transaction."

  The Company (or its Predecessor) developed 16 and acquired 26 of the Current Communities. All of the Current Communities are managed and operated by the Company. As of October 31, 1997 (the latest practicable date for which this information is available), the Current Communities had a physical occupancy rate of 96.4%. The average age of 54 of the Current Communities, weighted according to the applicable number of apartment homes, is approximately seven years. The remaining two Current Communities (Falkland Chase and Longwood Towers) are architecturally significant, vintage communities that were acquired by the Company and have been recently renovated or are currently under renovation.

  The following is a summary of the Company's Current Communities and Development Communities as of the date of this Prospectus Supplement (excluding the New Communities):

                           CURRENT (/1/)   DEVELOPMENT (/2/)
                            COMMUNITIES       COMMUNITIES            TOTAL
                          ---------------- -------------------- ----------------
                           # OF    % OF     # OF       % OF      # OF    % OF
                           APTS  PORTFOLIO  APTS    PORTFOLIO    APTS  PORTFOLIO
                          ------ --------- -------- ----------- ------ ---------
Virginia.................  5,421    31.3%       694       37.6%  6,115    31.9%
Maryland.................  3,430    19.8%        96        5.2%  3,526    18.4%
Connecticut..............  2,778    16.0%       --         --    2,778    14.5%
New Jersey...............  2,008    11.6%       --         --    2,008    10.5%
Massachusetts............  1,172     6.8%       171        9.3%  1,343     7.0%
New York.................    814     4.7%       885       47.9%  1,699     8.9%
Michigan.................    769     4.4%       --         --      769     4.0%
Illinois.................    400     2.3%       --         --      400     2.1%
District of Columbia.....    308     1.8%       --         --      308     1.6%
Rhode Island.............    225     1.3%       --         --      225     1.1%
                          ------   -----   --------   --------  ------   -----
                          17,325   100.0%     1,846      100.0% 19,171   100.0%
                          ======   =====   ========   ========  ======   =====

--------
(1) Current Communities are apartment communities on which construction has been completed and which have either reached stabilized occupancy or are in the initial lease-up process. A Current Community can be (i) a "Stabilized Community" that has completed its initial lease-up and has attained a physical occupancy level of 94%, or has been completed for one year (without regard to physical occupancy level), whichever occurs earlier, and/or (ii) an "Established Community" that has been a Stabilized Community with stabilized operating costs during the current and prior year reporting periods such that its operating results are comparable between periods.
(2) Development Communities are communities that are under construction and may be partially complete and operating and for which a final certificate of occupancy has not been received.

  The following summary reflects acquisition of the New Communities, showing the Company's Current Communities and Development Communities as if the Transaction had been closed as of the date of this Prospectus Supplement:

                                   CURRENT        DEVELOPMENT
                                 COMMUNITIES      COMMUNITIES        TOTAL
                               ---------------- --------------- ----------------
                                # OF    % OF    # OF    % OF     # OF    % OF
                                APTS  PORTFOLIO APTS  PORTFOLIO  APTS  PORTFOLIO
                               ------ --------- ----- --------- ------ ---------
Virginia......................  5,421    27.9%    694    33.5%   6,115    28.5%
Maryland......................  3,430    17.6%     96     4.6%   3,526    16.4%
Connecticut...................  2,778    14.3%    --      --     2,778    12.9%
New Jersey....................  2,008    10.3%    --      --     2,008     9.4%
Massachusetts.................  1,172     6.0%    171     8.3%   1,343     6.3%
Illinois......................    887     4.6%    --      --       887     4.1%
New York......................    814     4.2%    885    42.8%   1,699     7.9%
Michigan......................    769     4.0%    --      --       769     3.6%
Minnesota.....................    498     2.6%    224    10.8%     722     3.4%
Missouri......................    480     2.5%    --      --       480     2.2%
Indiana.......................    376     1.9%    --      --       376     1.7%
District of Columbia..........    308     1.6%    --      --       308     1.4%
Ohio..........................    264     1.3%    --      --       264     1.2%
Rhode Island..................    225     1.2%    --      --       225     1.0%
                               ------   -----   -----   -----   ------   -----
                               19,430   100.0%  2,070   100.0%  21,500   100.0%
                               ======   =====   =====   =====   ======   =====

  The following chart illustrates the geographical distribution of the apartment homes in the Company's Current Communities and Development Communities, including the New Communities, as if the Transaction had been completed as of the date of this Prospectus Supplement (based on the number of apartment homes, after giving effect to the completion of the Development Communities and the New Community currently under construction):

                             [CHART APPEARS HERE]

               Label                 A
Label
    1      Virginia                   28.5
    2      Maryland                   16.4
    3      Connecticut                12.9
    4      New Jersey                  9.4
    5      Massachusetts               6.3
    6      Illinois                    4.1
    7      New York                    7.9
    8      Michigan                    3.6
    9      Minnesota                   3.4
   10      Missouri                    2.2
   11      Indiana                     1.7
   12      District of Columbia        1.4
   13      Rhode Island                  1
   14      Ohio                        1.2

  Development Communities. As of the date of this Prospectus Supplement, seven Development Communities were under construction. The total capitalized cost of these Development Communities, when completed, is currently expected to be approximately $205.8 million. There can be no assurance that the Company will complete the Development Communities, that the Company's budgeted costs, leasing, start dates, completion dates, occupancy or estimates of "EBITDA as % of Total Budgeted Cost" will be realized or that future developments will realize comparable returns. See "Risk Factors--Risks of Development, Construction and Acquisition Activities" on page 3 of the accompanying Prospectus.

  The Company maintains an active development capacity that Management anticipates will provide a continuing source of portfolio growth. During the lease-up period of the development process, the Company anticipates that Development Communities will experience operating deficits for a three to six month period until such time as new communities approach stabilized occupancy. The amount and duration of operating deficits to be incurred are dependent upon a number of factors, including the size of the community, the season in which leasing activity occurs and the extent to which delivery of new apartment homes coincides with leasing and occupancy of these new apartment homes (which is dependent on local market conditions). For the nine months ended September 30, 1997, initial lease-up deficits were not material to the financial position and operating results of the Company.

  The following is a summary of the Company's Development Communities as of the date of this Prospectus Supplement:

                        DEVELOPMENT COMMUNITIES SUMMARY

                                                                                                           EBITDA
                                                                                                          AS % OF
                         NUMBER OF  BUDGETED                          ESTIMATED    ESTIMATED               TOTAL
                         APARTMENT    COST     CONSTRUCTION  INITIAL  COMPLETION STABILIZATION PERCENTAGE BUDGETED
                           HOMES   ($ MILLION)    START     OCCUPANCY    DATE       DATE(1)    LEASED(2)  COST(3)
                         --------- ----------- ------------ --------- ---------- ------------- ---------- --------
Avalon Gardens..........     504     $ 53.3      Q3 1996     Q2 1997   Q4 1998      Q1 1999       55.2%     10.8%
Nanuet, NY
Avalon Court............     154       17.8      Q4 1996     Q2 1997   Q4 1997      Q1 1998       98.1%     10.9%
Melville, NY
Avalon at Fair Lakes....     234       23.2      Q1 1997     Q4 1997   Q2 1998      Q4 1998       20.1%     10.0%
Fairfax, VA
Avalon at Faxon Park....     171       15.8      Q1 1997     Q1 1998   Q3 1998      Q4 1998        7.0%     11.0%
Quincy, MA
Avalon Willow...........     227       41.8      Q2 1997     Q3 1998   Q1 1999      Q2 1999        N/A       9.2%
Mamaroneck, NY
Avalon at Cameron
 Court..................     460       44.7      Q2 1997     Q1 1998   Q4 1998      Q1 1999        3.3%     10.3%
Alexandria, VA
Avalon Fields II........      96        9.2      Q3 1997     Q3 1998   Q4 1998      Q1 1999        N/A      10.2%
                           -----     ------                                                                 ----
Gaithersburg, MD
Totals/Average..........   1,846     $205.8                                                                 10.3%
                           =====     ======                                                                 ====

--------
(1) Stabilized occupancy is defined as the first full quarter of 94% or greater physical occupancy after initial lease-up, or one year after completion (without regard to physical occupancy level), whichever occurs earlier.
(2) Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of November 16, 1997.
(3) Projected EBITDA represents gross potential earnings projected to be achieved based on current rents prevailing in the respective community's local market (without adjustment for potential growth factors) and before interest, income taxes, depreciation, amortization and extraordinary items, minus (a) economic vacancy and (b) projected stabilized operating expenses. Total budgeted cost includes all capitalized costs projected to be incurred to develop the respective Development Community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees. EBITDA is relevant to an understanding of the economics of the Company because it indicates cash flow available from Company operations to service fixed obligations. EBITDA should not be considered as an alternative to operating income, as determined in accordance with GAAP, as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA as disclosed by other REITs may not be comparable to the Company's calculation of EBITDA.

  Development Rights. The Company is considering the development of 20 new apartment communities. The status of these Development Rights ranges from land under contract for which design and architectural planning has just commenced, to land under contract or owned by the Company with completed site plans and drawings where construction can commence almost immediately. There can be no assurance that the Company will succeed in obtaining zoning and other necessary governmental approvals or the financing required to develop these communities, or that the Company will decide to develop any particular community. Further, there can be no assurance that construction of any particular community will be undertaken or, if undertaken, will begin at the expected times assumed in the financial projections or be completed at the total budgeted cost. Although there is no assurance that all or any of these communities will proceed to development, the successful completion of all of these communities would ultimately add approximately 5,628 institutional-quality apartment homes to the Company's portfolio. At October 31, 1997, the cumulative capitalized costs incurred in pursuit of the 20

Development Rights were approximately $17.3 million, including the capitalized cost of $7.0 million related to the purchase of land in New Canaan, Connecticut. Many of these apartment homes will offer features like those offered by the communities currently owned by the Company. As of the date of this Prospectus Supplement, the 20 Development Rights that the Company is currently pursuing are summarized below.

                          DEVELOPMENT RIGHTS SUMMARY

                                                        ESTIMATED     TOTAL
                                                        NUMBER OF BUDGETED COST
      LOCATION                                          APT HOMES ($ MILLIONS)
      --------                                          --------- -------------
    1. Fort Lee, NJ....................................     351      $ 56.4
    2. Jersey City--II, NJ.............................     269        50.8
    3. Bronxville, NY (/1/)............................     110        24.7
    4. New Canaan, CT (/1/)............................     104        24.9
    5. Greenburgh, NY--II..............................     500        74.0
    6. Greenburgh, NY--III.............................     266        39.3
    7. Darien, CT......................................     172        22.3
    8. Freehold, NJ....................................     452        38.7
    9. Peabody, MA.....................................     434        35.9
   10. Hull, MA........................................     162        15.0
   11. New Rochelle, NY................................     408        62.8
   12. Melville, NY--II................................     340        39.8
   13. Wilmington, MA..................................     204        19.5
   14. Danbury, CT.....................................     268        24.4
   15. Yonkers, NY.....................................     256        33.7
   16. Parsippany, NJ..................................     460        64.0
   17. Florham Park, NJ................................     270        37.5
   18. Stamford, CT....................................     190        29.6
   19. Orange, CT......................................     172        15.7
   20. Ridgefield, CT..................................     240        30.2
                                                          -----      ------
     Total.............................................   5,628      $739.2
                                                          =====      ======

--------
(/1/)Currently anticipated that the land seller will retain a minority limited partner interest.

  Acquisition Activity. Management believes that the Company can best achieve consistent earnings growth by investing in both established and new development communities of institutional quality located in markets that have significant barriers-to-entry, thereby limiting supply and protecting the revenue stream of such properties from competition. The Company therefore intends to acquire existing communities or apartment portfolios and to develop new communities in the Mid-Atlantic, Northeast and Midwest regions of the United States where constraints to new supply currently exist and where new household formations have out-paced multifamily permit activity. In addition, the Company continuously analyzes other geographical regions of the United States to determine whether any merit future investment by the Company. In pursuing acquisition opportunities that meet the foregoing criteria, Management continually engages in discussions with public and private real estate owners regarding possible portfolio or single-asset acquisitions in various metropolitan areas, which may include entry into new supply-constrained markets, and it enters into negotiations concerning potential acquisitions. There can be no assurance that these negotiations will be successful and result in future acquisitions. See "Risk Factors--Risks of Development, Construction and Acquisition Activities" in the accompanying Prospectus.

THE NEW COMMUNITIES

  Upon closing of the Transaction, the Company expects to acquire the eight New Communities, which contain a total of 2,329 apartment homes (assuming completion of one New Community currently under construction). The New Communities are located in the Chicago, Cincinnati, Indianapolis, Minneapolis and St. Louis metropolitan areas. At October 31, 1997, four of the New Communities were stabilized and had a weighted average physical occupancy of 94.5%, two New Communities were in lease-up, one New Community was under construction and one New Community was under renovation.

  The following table presents summary information concerning the location, size, occupancy and related information of the New Communities.

                                                           EXPECTED                              PHYSICAL
                                                # OF APT  STATUS AT     PROJECTED   YEAR BUILT/  OCCUPANCY
COMMUNITY NAME           METROPOLITAN AREA       HOMES   ACQUISITION  STABILIZATION   REHAB*    AT 10/31/97
--------------           ---------------------- -------- ------------ ------------- ----------- -----------
Arbors at Willow Lake    Indianapolis, Indiana     230   Stabilized        N/A         1992        95.7%
Vinings at Geist         Indianapolis, Indiana     146   Stabilized        N/A         1997        86.3%(/1/)
Devonshire Gates         Minneapolis, Minnesota    498   Stabilized        N/A         1988        96.0%
Vinings at Woodbury      Minneapolis, Minnesota    224   Construction    Q3 1999       1998         --
Vinings at Danada        Chicago, Illinois         295   Lease-up        Q2 1998       1997         --
Vinings at Towne Greene  Chicago, Illinois         192   Lease-up        Q2 1998       1997         --
Pinnacle at Oxford Hill  St. Louis, Missouri       480   Rehab           Q2 1998    1970/1998*      --
Arbors of Montgomery     Cincinnati, Ohio          264   Stabilized        N/A         1989        95.1%
                                                 -----                                             ----
 Total/Weighted Average                          2,329                                             94.5%
                                                 =====                                             ====

--------
(1) Community stabilized in Q3 1997

  The New Communities are described as follows.

  Arbors at Willow Lake is a luxury, garden-style apartment community located in Indianapolis, Indiana. This community consists of 230 apartment homes located in 15 two-story buildings and was built in 1992. Amenities include a clubhouse, carports/garages, lighted tennis court, swimming pool with sun deck, fitness center, and picnic areas.

  Vinings at Geist is a luxury apartment community located in Lawrence, Indiana. This community, built in 1997 and recently stabilized, consists of 146 apartment homes located in buildings with architectural features that resemble traditional single family-style homes. Amenities include a clubhouse, picnic areas with grills, swimming pool with sun deck, and fitness center.

  Devonshire Gates is a garden-style and townhome-style apartment community located in Bloomington, Minnesota. This community consists of 498 apartment homes and was built in 1988. Amenities include a clubhouse, jogging trails, two lighted tennis courts, swimming pool with sun deck, fitness center, gazebos with picnic areas, and whirlpool spa and sauna. In connection with the acquisition of this community, the Company expects to assume tax-exempt floating rate debt with an outstanding principal balance of approximately $27,305,000 maturing on December 1, 2025.

  Vinings at Woodbury is a townhome and apartment community under construction in Woodbury, Minnesota. This community will have 224 apartment homes located in 15 three-story townhome buildings and eight two-story apartment buildings. Amenities will include a clubhouse, business center, concierge services, fitness center, and outdoor swimming pool with sun deck.

  Vinings at Danada is a townhome and apartment community located in Wheaton, Illinois. This community is currently in lease up and consists of 295 apartment homes located in 23 three-story townhome buildings and 8 two-story apartment buildings. Amenities include a clubhouse, business center, concierge services, outdoor swimming pool with sun deck, and fitness center.

  Vinings at Town Greene is a townhome and apartment community located in Bloomingdale, Illinois. This community is currently in lease up and consists of 192 apartment homes located in two and three- story townhome and apartment buildings. Amenities include a clubhouse, business center, concierge services, and outdoor swimming pool with sun deck.

  Pinnacle at Oxford Hill is a garden-style apartment community located in St. Louis, Missouri. This community, built in 1970, consists of 480 apartment homes located in 36 buildings and is under extensive renovations. Amenities include a clubhouse, jacuzzi/sauna, lighted tennis courts, one outdoor and two indoor swimming pools, and fitness center.

  Arbors of Montgomery is a 264 apartment home community located in Cincinnati, Ohio. This luxury, garden-style community was built in 1989. Amenities include a clubhouse, racquetball court, two lighted tennis courts, swimming pool, fitness center, basketball court, and whirlpool.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock at a price of $30.125 per share are estimated to be approximately $99,902,500 after deducting fees and expenses of this Offering payable by the Company, approximately $250,000. The Company presently intends to use the net proceeds from this Offering to fund a portion of the purchase price of the New Communities, to reduce outstanding borrowings under the Company's unsecured credit facilities incurred for acquisition and development activity, and for general corporate purposes, including potential future acquisitions and development other than the New Communities. The Company continually examines potential property acquisitions and, at any given time, one or more of such acquisitions may be under consideration. There can be no assurance that any such acquisitions, including the Transaction, will be consummated. Pending such uses, the Company may invest the remaining net proceeds of this Offering in short-term, investment-grade, income producing investments such as investments in commercial paper, government securities or money market funds that invest in government securities. This Offering is not conditioned on the closing of the Transaction or any other transaction.

  Morgan Guaranty Trust Company of New York ("MGT"), an affiliate of J.P. Morgan Securities Inc., expects to receive approximately $20.0 million in repayment of amounts outstanding under the Company's unsecured credit facilities from the proceeds of this Offering. See "Underwriting."

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

  The Company's Common Stock is traded on the NYSE under the ticker symbol "AVN." The following table sets forth the quarterly high and low closing prices per share of the Company's Common Stock on the NYSE for the indicated periods, as reported by the NYSE.

                                      1997                           1996
                         ------------------------------ ------------------------------
                          CLOSING PRICE                  CLOSING PRICE
                         ---------------                ---------------
     QUARTER ENDED        HIGH     LOW   DIVIDENDS PAID  HIGH     LOW   DIVIDENDS PAID
     -------------       ------- ------- -------------- ------- ------- --------------
March 31................ $29.250 $26.750     $0.38      $23.000 $20.875     $0.37
June 30................. $28.625 $26.250     $0.38      $22.125 $20.375     $0.37
September 30............ $29.750 $27.438     $0.38      $23.750 $21.500     $0.37
December 31 (through
 December 3, 1997)...... $31.250 $28.938     $0.39      $29.000 $23.125     $0.38

  On September 3, 1997, the Company declared a cash dividend on its Common Stock of $0.39 per share for the third quarter of 1997. The dividend was paid on November 14, 1997 to all stockholders of record as of November 3, 1997. This represents an increase of $0.01 per share from the prior quarter, or a 2.6% increase. The Company expects to continue its policy of paying regular quarterly cash dividends. However, dividend distributions will be declared at the discretion of the Board of Directors and will depend on actual FFO of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors may deem relevant. The Board of Directors may modify the Company's dividend policy from time-to-time.

  The Company has an optional Dividend Reinvestment and Stock Purchase Plan (the "Plan") which allows holders of Common Stock to acquire additional stock by automatically reinvesting dividends. Common Stock is acquired pursuant to the Plan at a price equal to 98% of the market price of such stock, without payment of any brokerage commission or service charge on such purchases. The Plan also allows stockholders to purchase a limited amount of additional stock at 100% of the market price of such stock by making optional cash payments without payment of any brokerage commission or service charge on such purchases. Stockholders who do not participate in the Plan continue to receive cash dividends as declared.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company on a historical basis as of October 31, 1997 and as adjusted to give effect to the issuance of the shares of Common Stock in the Offering and the application of the net proceeds therefrom as if the Offering and the acquisition of the New Communities and other communities had occurred on October 31, 1997. See "Use of Proceeds." The information set forth in the table below should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and the Company's Current Reports on Form 8-K filed on October 15, 1997 and November 24, 1997, all incorporated by reference in this Prospectus Supplement.

                                                    OCTOBER 31, 1997
                                            ----------------------------------
                                               HISTORICAL        PRO FORMA
                                            ----------------- ----------------
                                                       (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT SHARE DATA)
DEBT:
  Unsecured Facilities..................... $         92,000  $        214,444
  Mortgages and other notes payable........          197,818           225,123
  Senior unsecured notes payable...........           99,888            99,888
                                            ----------------  ----------------
    Total debt.............................          389,706           539,455
                                            ----------------  ----------------
MINORITY INTEREST IN OPERATING
 PARTNERSHIPS:                                           700            20,700
                                            ----------------  ----------------
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value;
   20,000,000 authorized:
   9% Series A Cumulative Redeemable
    Preferred Stock, 4,455,000 issued and
    outstanding............................               45                45
   8.96% Series B Cumulative Redeemable
    Preferred Stock, 4,300,000 issued and
    outstanding............................               43                43
  Common Stock, $.01 par value; 80,000,000
   authorized; 38,472,640 (historical) and
   41,972,640 (pro forma, as adjusted)
   issued and outstanding..................              385               420
  Additional paid-in capital...............          887,543           987,411
  Deferred compensation....................           (3,475)           (3,475)
  Accumulated deficit......................          (16,119)          (16,119)
                                            ----------------  ----------------
    Total stockholders' equity.............          868,422           968,325
                                            ----------------  ----------------
    Total capitalization................... $      1,258,828  $      1,528,480
                                            ================  ================

                                  MANAGEMENT

  Richard L. Michaux. Mr. Michaux, 53, has been a director and the Chief Executive Officer of the Company since its formation in August 1993. He had previously been a partner of Trammell Crow Residential ("TCR"), which he joined in 1980 and served as one of the three Group Managing Partners of Trammell Crow Residential from 1986 to 1993. In that capacity, he was responsible for residential development in the Mid-Atlantic, Northeastern and Midwestern states. In previous positions, Mr. Michaux was in finance and general management with Sea Pines Company on Hilton Head Island, South Carolina from 1973 to 1975, a Division Manager of Ryan Homes in Virginia from 1975 to 1978 and Marketing Director for the Burke Centre, a 6,000 unit development in Fairfax, Virginia from 1978 to 1980. Mr. Michaux graduated from the United States Naval Academy with distinction and holds a Masters degree in Business Administration from the University of North Carolina at Chapel Hill where he was a Morehead Fellow and a Dean's Scholar. Mr. Michaux's professional affiliations include: immediate past Chairman of the National Multi Housing Council; vice chairman of the Advisory Services Committee in the Multifamily Council of the Urban Land Institute (the "ULI"); member of the Executive Committee of the Policy and Practice Committee of the ULI; Vice President/Treasurer of the United States Naval Academy Class of 1966 Foundation; and founding Board member of the D.C. Early Child Care Collaborative.

  Charles H. Berman. Mr. Berman, 43, has been a director and the President and Chief Operating Officer of the Company since its formation in August 1993. He previously served as Divisional Partner of the Northeast Group of TCR from 1986 to 1993, where he was responsible for overseeing the development, management and construction operations of the Northeast Group of TCR. Mr. Berman served on the Management Board of TCR from 1992 to 1993. Prior to joining TCR, Mr. Berman was a partner at American Realty Capital, Inc., where he managed equity syndications and joint venture financing for several national development companies. He also held the position of Vice President of Eastdil Equities, Inc., a subsidiary of Eastdil Realty, Inc. He is a 1979 graduate of the Harvard Business School with an undergraduate degree from Amherst College. Mr. Berman's professional affiliations include membership in the Silver Flight Council of the ULI; Advisory Board of REF Fairchester and Advisory Board of ULI Fairchester. He is also a member of the Board of Directors of Fairfield 2000 Homes Corporation, a non-profit housing organization and co-founder of Kids for Fun, a local not-for-profit organization.

  Michael A. Futterman. Mr. Futterman, 54, has been a director of the Company since December 1993. He has been Chairman of American Realty Capital from 1983 to the present. He also held the position of President of Elders American Realty Capital, Inc. from 1988 to 1992. Prior to joining American Realty Capital, Inc., Mr. Futterman was employed by Eastdil Realty, Inc. from 1969 to 1983, where he was most recently Executive Vice President and a Director. Mr. Futterman also served as Director of Dollar Dry Dock Savings Bank, July 1989 to March 1990, and Trustee of the International Center of Photography, 1986 to 1992. Mr. Futterman graduated from the Carnegie Institute of Technology and the Georgetown University Law School.

  Christopher B. Leinberger. Mr. Leinberger, 46, has been a director of the Company since December 1993. He has been Managing Director and co-owner of Robert Charles Lesser & Co. since 1982, where he specializes in metropolitan development trends and strategic planning for cities and real estate companies. Robert Charles Lesser & Co. is one of the largest independent real estate advisory firms in the country, working on over 400 projects a year throughout North America. Mr. Leinberger has written many articles on strategic planning for real estate which have appeared in trade magazines such as Builder, Urban Land and National Real Estate Investor. He is also the author of Strategy for Real Estate Companies; Marketing, Finance, Organization, jointly published by the ULI and NAIOP. Mr. Leinberger is a member of the Board of Directors of Realen Homes (named 1993's "Builder of the Year" by Professional Builder magazine), is Chairman of the Metropolitan Redevelopment Commission (City of Santa Fe) and Chairman of the Board of Trustees of the College of Santa Fe. He is a graduate of Swarthmore College and the Harvard Business School.

  Richard W. Miller. Mr. Miller, 57, has been a director of the Company since 1997. Prior to that, he served as Senior Executive Vice President and Chief Financial Officer of AT&T from 1993 to 1997 and was a member of AT&T's Chairman's Office. Prior to joining AT&T, he held a number of operating management and chief financial officer positions in high technology and consumer companies. For the three years prior to joining AT&T, Mr. Miller led a reorganization of Wang Laboratories, Inc., where he was Chairman, President and CEO for three years. Wang Laboratories, Inc. emerged from Chapter 11 bankruptcy in September 1993. From 1982-1988, he was with RCA Corporation and the General Electric Company which acquired RCA in 1986, first as CFO then as Executive Vice President Consumer Products and Entertainment, overseeing what was then the largest consumer electronics business in the U.S. From 1970 to 1982, Mr. Miller was with Penn Central Corporation, including positions as the CFO of the parent company and Executive Vice President of its principal real estate subsidiary, Arvida Corporation. Mr. Miller holds a BBA degree in economics from Case Western Reserve University and an MBA in finance from Harvard Business School, where he currently serves on the Board of Directors of the Associates. He is also a Director of the U.S. Chamber of Commerce.

  Allan D. Schuster. Mr. Schuster, 55, has been a director of the Company since December 1993. He has been a private investor since June 1993. From December 1972 to September 1987, Mr. Schuster was with Citibank, N.A., where during the last five years he was Managing Director of Citicorp Real Estate, Inc. From April 1988 until June 1993, he was Chairman and Chief Executive Officer of the Travelers Realty Investment Company, where he directed that Company's investment activities in commercial and agricultural real estate. During Mr. Schuster's tenure, Travelers' portfolio of mortgages, equities and joint ventures ranged between $12 billion and $20 billion. During this same period, Mr. Schuster was Chairman and Chief Executive Officer of Prospect Company, a $2 billion real estate development company. He is a Member of the Appraisal Institute and the ULI.

  Bryce Blair. Mr. Blair, 38, has been Senior Vice President-- Development/Acquisitions of the Company since its formation. Mr. Blair oversees development and acquisition activity throughout the Company's markets. Mr. Blair joined the Northeast Group of TCR in 1985 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Massachusetts, Rhode Island and Long Island, New York. Prior to joining the Northeast Group of TCR in 1985, he was a Project Manager with the Exxon Corporation responsible for managing the design, development and construction of capital improvement properties. Mr. Blair is a 1985 graduate of the Harvard Business School. He graduated magna cum laude with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the ULI, the Real Estate Finance Association of Greater Boston Real Estate Board; and the Real Estate Investment Advisory Council.

  Robert H. Slater. Mr. Slater, 43, has been Senior Vice President--Property Operations of the Company since its formation. He served previously as Chief Operating Officer for Property Operations of Trammell Crow Residential Services for the Mid-Atlantic region. Mr. Slater was responsible for opening and managing the Raleigh, North Carolina TCR office and was responsible for the development of several multifamily apartment communities. His responsibilities included all aspects of property management including property operations, marketing, training, human resources and business development. Prior to joining TCR in 1988, Mr. Slater served as law clerk to (now Chief) Justice James G. Exum, Jr. of the Supreme Court of North Carolina and, thereafter, engaged in the private practice of law. Mr. Slater is a 1980 graduate of the University of Virginia School of Law with an undergraduate degree, cum laude, from Vanderbilt University.

  Thomas J. Sargeant. Mr. Sargeant, 38, became Chief Financial Officer and Secretary of the Company in March 1995 and has been Treasurer of the Company since its formation. He previously served as Group Financial Officer for the Northeast Group of TCR, the Mid-Atlantic Group of TCR and the Midwest Group of TCR and oversaw the financial services operations (including accounting and financial reporting, cash management, payroll, information systems and internal audit) as well as project finance for the Midwest Group of TCR. Mr. Sargeant joined TCR in 1986 as Controller and was promoted to Chief Financial Officer in 1989 and to Group Financial Officer in 1992. Prior to joining TCR, Mr. Sargeant was with Arthur Andersen & Co., where he specialized in the construction and real estate industries, serving both private and publicly held clients. Mr. Sargeant, a certified public accountant, is a magna cum laude graduate of the University of South Carolina where he was elected to Phi Beta Kappa and the Honors College.

  Jeffrey B. Albert. Mr. Albert, 43, has been Vice President--Development since the Company's formation with responsibility for development in the states of New Jersey and Pennsylvania. Previously, Mr. Albert joined the Northeast Group of TCR as a City Partner in 1989 to oversee community development, apartment development and acquisition activities in eastern Pennsylvania and New Jersey. From 1978 to 1980, Mr. Albert spent two years with W.R. Grace & Company in Philadelphia in its Land Development Division as project coordinator of a planned unit development. In this capacity, he was responsible for the planning, marketing and development of residential communities and non-residential developments. Mr. Albert joined Eastern Properties, Inc. in Cranbury, New Jersey as a project manager in 1980, became a Vice President of that company in 1982 and remained with Eastern Properties until 1989. Mr. Albert is a 1976 Phi Beta Kappa graduate of Clark University with an AB degree with highest honors in Philosophy. In 1978, he received a Master of City Planning MCP degree from the University of Pennsylvania.

  Samuel B. Fuller. Mr. Fuller, 36, has been Vice President--Development of the Company since its formation. Mr. Fuller oversees development activity in the States of Connecticut and New York. Mr. Fuller joined the Northeast Group of TCR in 1989, and in 1992 Mr. Fuller was promoted to Development Partner with responsibility for development activity in Connecticut and New York. Prior to joining the Northeast Group of TCR, Mr. Fuller was Project Manager with Texas Instruments, Inc. where he managed the design, development and construction of large scale, automated assembly lines for that company's facilities worldwide. Mr. Fuller is a 1989 graduate of the Harvard Business School. He holds an undergraduate degree in Mechanical Engineering from the University of New Hampshire. He is a member of the ULI, the Real Estate Finance Association of Fairfield and Westchester Counties, and the Developer's Council of the Connecticut Home Builders Association.

  Timothy J. Naughton. Mr. Naughton, 36, has been Vice President--Development of the Company since its formation with responsibility for development in the metropolitan Washington/Baltimore region. He joined the Mid-Atlantic Group of TCR in 1989 and had development responsibilities for multifamily rental communities in Delaware, Virginia and Maryland. He had been a Development Partner since 1993. From 1987 to 1989, Mr. Naughton was a Development Officer for Bourque/Perez Group in Lexington, Massachusetts, where he directed the development of townhouses and multifamily communities. Mr. Naughton received his Masters degree in Business Administration from the Harvard Business School in 1987. He earned his undergraduate degree in Economics from the University of Virginia, where he was elected to Phi Beta Kappa and graduated with high distinction in 1983.

  Alexander C. Twining. Mr. Twining, 44, has been Vice President--Development of the Company since February 1995 with responsibility for the mid/high-rise development group throughout Avalon's markets. From 1990 until 1995, Mr. Twining was Director of Real Estate Development for Colgate-Palmolive Company, directing development of an eight million square foot planned community, including 1,000 apartments and office, retail and hotel buildings in the New York metropolitan area. From 1986 to 1990, Mr. Twining was Senior Vice President and Regional Partner for the Boston office of F.D. Rich Company, where he directed acquisition, financing and development activities, including over 20 acquisitions, a 300-apartment waterfront community and a two million square foot mixed-use development. Mr. Twining is a 1977 graduate of the Yale School of Architecture and completed his undergraduate degree at Yale University in 1974. He has taught at the New York University Real Estate Institute and Yale University and is a licensed real estate broker and architect. He is a member of the Urban Development/Mixed Use Council of the ULI and the American Institute of Architects.

  William M. McLaughlin. Mr. McLaughlin, 33, has been Vice President-- Development since May 1997. He joined Avalon in 1994. He is responsible for all new development activity in the greater Boston region. Prior to joining Avalon, Mr. McLaughlin was Vice President of Lincoln Property Company, responsible for multifamily acquisitions, development and management in eastern New England involving approximately 1,000 multifamily homes. He joined Lincoln Property Company in 1987, starting as an Assistant Vice President and becoming a Vice President in 1991. Prior to that, Mr. McLaughlin was a broker with Coldwell Banker Commercial's downtown Boston office, and a principal with McShea Realty, a small residential development entity. Mr. McLaughlin received his Bachelor of Arts in Economics from Harvard University. He has been a licensed real estate broker for 12 years, is a member of the Greater Boston Real Estate Board and a Corporator of Mount Auburn Hospital in Cambridge, Massachusetts.

  Leo S. Horey. Mr. Horey, 35, has been Vice President--Property Operations, since August 1994. Mr. Horey is responsible for numerous communities in Virginia, Maryland and the District of Columbia. Mr. Horey previously served as Regional Manager--Property Operations for both Avalon Properties, Inc. and Trammell Crow Residential Services. In this capacity, he directed property operations for selected communities in the Washington, D.C. metropolitan area and coordinated the real estate tax appeal process throughout the Mid-Atlantic region. Mr. Horey began his career with Trammell Crow Residential in 1991 in the community development area in Princeton, New Jersey. Mr. Horey received his Masters of Business Administration from The Kenan-Flagler Business School at the University of North Carolina at Chapel Hill where he was a Richard H. Jenrette Fellow. He also holds a Bachelor of Science degree in Computer Science and Economics from Duke University.

  Gwyneth J. Cote. Ms. Cote, 35, has been Vice President--Property Operations since August 1994. Ms. Cote is responsible for the management of numerous communities in the New Jersey, Connecticut and New York markets. Prior to Avalon's formation, Ms. Cote served as a Development Associate for Trammell Crow Residential in New Jersey. In this capacity, she was responsible for the development of multifamily apartment communities and targeting potential site acquisitions. In 1990, she joined the management group as a Divisional Manager, responsible for the operation of eight properties in the Chicago and Kansas City markets. Ms. Cote received her Master of Business Administration degree from the Wharton School of the University of Pennsylvania in 1989. She earned her undergraduate degree in Liberal Arts from Swarthmore College.

  Lili F. Dunn. Ms. Dunn, 29, has been Vice President--Acquisitions and Dispositions since January 1996. Ms. Dunn has been responsible for acquisitions and dispositions of apartment communities since the inception of the Company. Prior to the Company's formation, Ms. Dunn served as the Operations Analyst for the Northeast and Midwest regions of TCR. In that capacity, she was responsible for completing asset management analyses and property repositioning recommendations as well as designing and implementing computer applications for on-site use. In 1992, Ms. Dunn relocated to Alexandria, Virginia to become Director of Business Development and Market Research for the Mid-Atlantic region of Trammell Crow Residential. In this role, she secured third-party management contracts, maintained the Company's market research database and published market information. Ms. Dunn is a magna cum laude graduate of the University of Michigan where she earned a Bachelor of Business Administration degree.

  James L. Liberty. Mr. Liberty, 58, has been Vice President--Construction since May 1997. Mr. Liberty manages construction operations for the Company. From 1993 to 1996 he was Regional Manager for The Baker Companies, where he was responsible for large condominium developments in New Jersey. His experience before joining The Baker Companies includes officerships in several prominent real estate development companies from the 1960s to the present. His management responsibilities have included high volume multi-family housing and mid and high rise office building complexes in New York, New Jersey, Washington, D.C., Chicago and Detroit. His corporate clients have included General Motors Corporation, E.D.S., and Fairchild Industries. Mr. Liberty's duties have included the entire development spectrum from land acquisition, land development, design, engineering, and construction. He is a graduate of Rochester Institute of Technology and a licensed real estate broker.

  Joanne M. Lockridge. Ms. Lockridge, 38, has been Vice President--Finance since November 1997. Ms. Lockridge has been responsible for financial forecasting as well as secured and unsecured financing activity in various positions since the Company's formation. Prior to the Company's formation, Ms. Lockridge was the Financial Manager for the Northeast Group of TCR with responsibility for budgeting, development project analysis and project financings. Ms. Lockridge joined TCR as a Financial Analyst in 1989 and was promoted to Financial Manager in 1991. Before joining TCR, Ms. Lockridge was a Financial Analyst for Xerox Realty Corporation, where she was responsible for the analysis and asset management of commercial real estate property. Ms. Lockridge received her Masters in Finance degree from Fairfield University. She earned her undergraduate degree, magna cum laude, from St. Anselm College.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

  The Company intends to operate in a manner that will enable it to qualify as REIT under section 856 et seq. of the Internal Revenue Code of 1986, as amended (the "Code"). Although Management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to stockholders. This Prospectus Supplement does not address the taxation of the Company or the impact on the Company of its election to be taxed as REIT. The discussion set forth below assumes that the Company qualifies as a REIT under the Code.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

  As used herein, the term "U.S. stockholder" means a stockholder of the Company that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and that (v) is not an entity that has special status under the Code (such as a tax-exempt organization or a dealer in securities).

  Dividends and Other Distributions. As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders (including holders of Common Stock) out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on the Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Company's outstanding Series A Preferred Stock and Series B Preferred Stock, pro rata, and then allocated to the Company's Common Stock. Subject to the discussion below regarding changes to the capital gain tax rates, distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Common Stock. However, corporate holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted tax basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, such distributions will be taxable as gain realized from the sale of such shares. Any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year.

  The Company may elect to retain all or a portion of its net long-term capital gains recognized during a taxable year (the "Retained Gains") and pay a corporate-level income tax on such Retained Gains. Corporations are currently subject to a maximum 35 percent tax on recognized capital gains. For taxable years beginning after December 31, 1997, if the Company so elects for a taxable year, a stockholder owning shares of the Company's stock on December 31st of a taxable year in which the Company has Retained Gains would be required to include in income as long-term capital gains his proportionate share of such portion of the Company's Retained Gains as the Company may designate (the "Designated Retained Gains"). The amount of any corporate-level tax paid by the Company in respect of such Designated Retained Gains (the "Company Tax") would be treated as having been paid by the stockholders owning shares of the Company's stock on December 31st of the taxable year, and each such stockholder would receive a credit or refund, as applicable, for his proportionate share of the Company Tax. A stockholder's basis in his shares of Company stock would increase by the excess of such stockholder's proportionate share of the Designated Retained Gains over the stockholder's share of the Company Tax.

  Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends from the Company and capital gains (other than short-term capital gains) from the disposition of shares of Common Stock, and actual or deemed distributions from the Company treated as such, including capital gains (other than short-term capital gains) recognized on account of nontaxable distributions in excess of a stockholder's basis and any deemed capital gain dividends to a stockholder on account of Designated Retained Gains of the Company, will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gain distributions and capital gains will be taxed at ordinary income rates to the extent of such election.

  The Taxpayer Relief Act of 1997 (the "Relief Act") alters the taxation of certain long-term capital gain income. Under the Relief Act, individuals, trusts, and estates that hold certain investments for more than 18 months are taxed at a maximum rate of 20% on the sale or exchange of those investments. Individuals, trusts, and estates that hold certain investments for more than one year but not more than 18 months are taxed at a maximum rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts, and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the Internal Revenue Service (the "IRS") to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by "pass-thru entities," which include REITs such as the Company. Pursuant to this grant of regulatory authority, the IRS has announced that it will issue temporary regulations providing that a REIT such as the Company may designate a capital gain dividend as a 20% rate gain distribution, an unrecaptured section 1250 gain distribution, or a 28% rate gain distribution. If no such additional designation is made regarding a capital gain dividend, it is a 28% rate gain distribution. In general, a REIT determines the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28 percent. Similar rules apply in the case of Designated Retained Gains. The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions, unrecaptured section 1250 gain distributions, and 28% rate gain distributions), as well as the amounts of any Designated Retained Gains (including the amounts thereof constituting 20% rate gain, unrecaptured section 1250 gain, and 28% rate gain) and related Company Tax.

  Sale or Disposition of Common Stock. On the sale of shares of Common Stock, gain or loss will be recognized by a U.S. stockholder in an amount equal to the difference between (i) the amount of cash and fair market value of any property received on such sale, and (ii) such stockholder's adjusted basis in the Common Stock. In general and subject to the discussion above regarding the Relief Act, any gain or loss realized upon a taxable disposition of the Common Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized by a stockholder upon a taxable disposition of Common Stock may be disallowed if such stockholder purchases other Common Stock within 30 days before or after the disposition.

BACKUP WITHHOLDING

  The Company will report to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemptions unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or
(b) provides a taxpayer identification number, certifies that the stockholder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company.

TAXATION OF CERTAIN TAX-EXEMPT STOCKHOLDERS

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by the Company to Exempt Organizations should not constitute UBTI. However, if an Exempt Organization is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends from the Common Stock will be subject to tax. In addition, under some circumstances certain pension plans (including
Section 401(k) plans but not, for example, individual retirement accounts) that own more than 10% (by value) of the Company's outstanding capital stock, including Common Stock, could be subject to tax on a portion of their Common Stock dividends even if their Common Stock is held for investment and is not treated as acquired with borrowed funds. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as well as any gain realized on the sale of shares of Common Stock as UBTI.

OTHER TAX CONSEQUENCES

  The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between the Company and the underwriters named below (the "Underwriters"), the Company has agreed to sell to the Underwriters and each of such Underwriters has agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name. Pursuant to the terms of the Underwriting Agreement, the Underwriters are obligated to purchase all of such shares of Common Stock if any are purchased.

                                                                     NUMBER OF
                                                                    SHARES TO BE
                             UNDERWRITERS                            PURCHASED
                             ------------                           ------------
   PaineWebber Incorporated........................................  1,000,000
   Merrill Lynch, Pierce, Fenner & Smith Incorporated..............  1,000,000
   J.P. Morgan Securities Inc. ....................................    500,000
   Smith Barney Inc. ..............................................  1,000,000
                                                                     ---------
     Total.........................................................  3,500,000
                                                                     =========

  The Underwriters have advised the Company that they propose to offer the shares of Common Stock in part to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers (which may include the Underwriters) at such price less a concession not in excess of $0.90 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers, including the Underwriters. Following the completion of this Offering, the public offering price, concession and reallowance may change.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of the Underwriting Agreement, to purchase up to 525,000 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount. The Underwriters may exercise such option only to cover over-allotments, if any, made in connection with the offering of the Common Stock offered hereby.

  The Company and the Company's executive officers have agreed, with limited exceptions, including the issuance of shares of Common Stock pursuant to employee stock options and the Company's dividend reinvestment plan, and the issuance of shares of Common Stock in exchange for property acquired from third parties, not to offer, sell or otherwise dispose of any shares of Common Stock, or rights to acquire Common Stock, for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of the Underwriters.

  Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of penalty bids and bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if the Underwriters sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing shares of Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The Underwriters may also impose penalty bids on certain Underwriters and selling group members. This means that if the Underwriters purchase Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from any Underwriter and any selling group member who sold shares of Common Stock as part of this Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

  Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Stock. In addition, neither the Company nor the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged and may in the future engage in commercial banking and investment banking transactions with the Company and its affiliates. In October 1997, the Company purchased an interest rate cap from PaineWebber Incorporated, and purchased an interest rate cap from MGT. See "Recent Developments--Financing Activities." MGT, an affiliate of J.P. Morgan Securities Inc., expects to receive approximately $20.0 million in repayment of amounts outstanding under the Company's unsecured credit facilities from the proceeds of this Offering. See "Use of Proceeds."

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the Common Stock, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, and for the Underwriters by O'Melveny & Myers LLP, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of the Company as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996, 1995 and 1994 included in the Company's Annual Report on Form 10-K, and the combined statements of revenue and certain operating expenses of certain communities acquired during 1997 for the year ended December 31, 1996 included in the Company's Current Reports on Form 8-K filed on October 15, 1997 and November 24, 1997, each incorporated by reference herein, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

PROSPECTUS

                                 $350,000,000

                            AVALON PROPERTIES, INC.   [AVALON LOGO APPEARS HERE]

                                DEBT SECURITIES
                                PREFERRED STOCK
                                 COMMON STOCK
                                   WARRANTS

                               ----------------

  Avalon Properties, Inc. ("Avalon" or the "Company") may offer from time to time in one or more series (i) unsecured debt securities ("Debt Securities"),
(ii) shares of preferred stock, $.01 par value per share ("Preferred Stock"),
(iii) shares of common stock, $.01 par value per share ("Common Stock"), or
(iv) warrants or other rights to purchase Preferred Stock or Common Stock ("Warrants"), with an aggregate public offering price of up to $350,000,000, in amounts, at prices and on other terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Common Stock and Warrants (collectively, the "Securities") may be offered separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

  The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Preferred Stock or Common Stock, covenants and any initial public offering price; (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;
(iii) in the case of Common Stock, any initial public offering price; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Articles of Incorporation or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

  The Securities may be offered directly, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

  Since the Company's initial public offering in November 1993, it has paid regular quarterly dividends to holders of its Common Stock. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "AVN." On March 5, 1997, the reported last sale price of the Common Stock on the NYSE was $28.375 per share.

                               ----------------

  SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR CERTAIN FACTORS THAT SHOULD BE
                     CONSIDERED BY PROSPECTIVE INVESTORS.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 5, 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

  The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including exhibits thereto, may be inspected and copied at the locations described above. Statements contained in this Prospectus as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:
(i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 1-12452), (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1996, (iii) the Company's Current Reports on Form 8-K filed with the Commission on October 23, December 4, December 5 and December 18, 1996, (iv) the Company's proxy statement with respect to its Annual Meeting of Stockholders held on May 7, 1996 and (v) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A declared effective by the Commission on November 11, 1993.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

  ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE MAILED TO THOMAS J. SARGEANT, CHIEF FINANCIAL OFFICER, AVALON PROPERTIES, INC., 5904 RICHMOND HIGHWAY, ALEXANDRIA, VIRGINIA 22303. TELEPHONE REQUESTS MAY BE DIRECTED TO (703) 329-6300.

                          FORWARD LOOKING STATEMENTS

  This Prospectus, including any related Prospectus Supplement and the documents incorporated herein and therein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or developments could differ materially from those projected in such statements. Certain factors that might cause such a difference include, but are not limited to, the following: development opportunities may be abandoned; construction costs of a community may exceed original estimates; construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues; occupancy rates and rents may be adversely affected by local economic and market conditions; financing may not be available on favorable terms; the Company's cash flow may be insufficient to meet required payments of principal and interest; and existing indebtedness may not be able to be refinanced or the terms of such refinancing may not be as favorable as the terms of existing indebtedness.

                                 RISK FACTORS

  An investment in the Securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus and the applicable Prospectus Supplement before making a decision to purchase any Securities.

RISKS OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

  The Company intends to actively continue development and construction of multifamily apartment communities. There can be no assurance that the Company will undertake to develop any particular site or that it will be able to complete such development if it is undertaken. Risks associated with the Company's development and construction activities include: development opportunities may be abandoned; construction costs of a community may exceed original estimates, possibly making the community uneconomical; occupancy rates and rents at a newly completed community may not be sufficient to make the community profitable; financing may not be available on favorable terms for development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorization.

  The Company intends to continue to acquire multifamily apartment communities on a select basis. Acquisitions of multifamily communities entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

  The Company anticipates that future developments and acquisitions will be financed, in whole or in part, under lines of credit or other forms of secured or unsecured financing or through the issuance of additional equity by the Company. The use of equity financing, rather than debt, for future developments or acquisitions could have a dilutive effect on the interests of existing stockholders of the Company. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed communities may not be available or may be available only on disadvantageous terms.

REAL ESTATE FINANCING RISKS

  No Limitation on Debt. The Company currently has a policy of incurring debt only if upon such incurrence the ratio of debt to total market capitalization (i.e., the total consolidated debt of the Company as a percentage of the market value of issued and outstanding equity securities plus total consolidated debt) would be 50% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Company's Board of Directors could alter or eliminate this policy.

  Existing Debt Maturities, Balloon Payments and Refinancing Risks. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. Because the Company anticipates that only a small portion of the principal of the Company's indebtedness will be repaid prior to maturity, it will be necessary for the Company to refinance debt. Accordingly, there is a risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

  Risk of Rising Interest Rates. The Company has incurred and expects in the future to incur floating rate indebtedness under credit facilities or in connection with the construction of multifamily apartment communities, as well as for other purposes. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements).

  Bond Compliance Requirements. Certain of the Company's multifamily apartment communities are financed with obligations issued by various local government agencies or instrumentalities, the interest on which is exempt from Federal income taxation. These obligations are commonly referred to as "tax-exempt bonds." Under the terms of tax-exempt bonds, the Company must comply with various restrictions on the use of the properties, including that a percentage of apartments be made available to low and middle income households. The bond compliance requirements in effect, and the requirements of any future tax-exempt bond financing utilized by the Company, may have the effect of limiting the Company's income from properties subject to the financing. In addition, certain of the tax-exempt bond financing documents require that a financial institution (the "credit enhancer") guarantee payment of principal of, and interest on, the bonds, which may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the credit enhancer defaults in its credit enhancement obligations, or the Company is unable to renew the applicable credit enhancement or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the property could be foreclosed upon.

REAL ESTATE INVESTMENT RISKS

  General Risks. Real property investments are subject to varying degrees of risk. If the Company's communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. A multifamily apartment community's revenues and value may be adversely affected by the general economic climate; the local economic climate (including the fiscal condition of the relevant governmental bodies); local real estate conditions (such as oversupply of or reduced demand for apartment homes); the perceptions by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other amenities; the ability of the owner to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment.

  Dependence on Primary Markets. The Company's multifamily apartment communities are located in the Mid-Atlantic and Northeast regions of the United States and the Company's performance and its ability to perform its obligations with respect to the Securities or make distributions to stockholders could be adversely affected by economic and social conditions in these geographic areas.

  Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to its stockholders.

  Competition. There are numerous housing alternatives that compete with the Company's multifamily apartment communities in attracting residents. These communities compete directly with other multifamily rental apartments and single family homes or condominiums that are available for rent or purchase in the markets in which the communities are located. In addition, other competitors for development and acquisitions of properties, including other REITs, may have greater resources than the Company.

  Operating Risks. The Company's multifamily apartment communities are subject to all operating risks common to multifamily apartment communities in general. Increases in unemployment or in the supply of apartment homes in the areas in which the communities are located might adversely affect occupancy or rental rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased rents. Residents may be unable or unwilling to pay rent increases. Future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenue or increase operating costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.

  Affordable Housing Laws. Certain of the Company's communities are, and will be in the future, subject to Federal, state and local statutes or other restrictions requiring that a percentage of apartments be made available to low and middle income households. These laws and obligations, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available to those persons satisfying such requirements, could adversely affect the Company's profitability and its ability to develop certain communities in the future.

RISKS INVOLVED IN ACQUISITIONS THROUGH PARTNERSHIPS AND JOINT VENTURES

  Instead of purchasing properties directly, the Company may invest as a partner or a co-venturer. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partner or co-venturer might become bankrupt, that such partner or co-venturer might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partner or co-venturer may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. Such investments may also have the potential risk of impasse on decisions because neither the partner nor the co-venturer would have full control over the partnership or joint venture. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL

  The investment, financing and borrowing policies of the Company and its policies with respect to all other activities, including termination of qualification as a REIT, growth, debt, capitalization, dividends and operations, will be determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of the Securities.

LIMITS ON CHANGES IN CONTROL

  Certain provisions contained in the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and the Company's Amended and Restated Bylaws (the "Bylaws") and under Maryland law may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for the Common Stock, which offers may be attractive to the stockholders, or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. These provisions include the following:

  Preferred Stock. The Articles of Incorporation authorize the Board of Directors to issue up to 20 million shares of Preferred Stock (together with the Common Stock, the "Voting Securities") and to establish the preferences and rights (including the right to vote and the right to convert into Common Stock) of any Preferred Stock issued.

  Ownership Limit. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding Voting Securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). For the purpose of preserving the Company's REIT qualification, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, directly or indirectly, more than 9.8% of the outstanding Voting Securities of the Company. Although the Board of Directors of the Company presently has no intention to do so, the Board of Directors could waive this restriction if it were satisfied, based upon the advice of tax-counsel, that ownership in excess of this limit would not jeopardize the Company's status as a REIT and the Board of Directors otherwise decided such action would be in the best interests of the Company.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

  The Company intends at all times to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may effect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to stockholders.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various Federal, state and local environmental laws, a current or previous owner or operator of real estate may be required (typically regardless of knowledge or responsibility) to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination, which may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may adversely effect the owner's ability to borrow against, sell or rent such property.

COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

  Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. Although the Company believes that its communities are substantially in compliance with present requirements of the ADA, the Company may incur additional costs of complying with the ADA. A number of additional Federal, state and local laws exist that also may require modifications to the Company's communities, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the FHAA could result in the imposition of fines or an award of damages to private litigants. The Company believes that its communities that are subject to the FHAA are in compliance with such law. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS OF MARKET PRICE

  The market value of the Securities could be substantially affected by general market conditions, including changes in interest rates. A continued increase in market interest rates would lead purchasers of Debt Securities and may lead purchasers of Common Stock or Preferred Stock to demand a higher annual yield, which could adversely affect the market price of the outstanding Common Stock and other Securities. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock or other Securities.

                                  THE COMPANY

  Avalon Properties, Inc. (the "Company") is one of the largest developers, owners and operators of institutional-quality multifamily apartment communities in the Mid-Atlantic and Northeast regions of the United States, with five offices located throughout its regions. The Company is a self-administered and self-managed real estate investment trust (a "REIT"). At February 1, 1997, the Company owned or had an ownership interest in 46 multifamily apartment communities containing a total of 13,822 apartment homes. As of December 31, 1996, the Company's established communities had a physical occupancy rate of 95.7%. In addition, at December 31, 1996, the Company owned or had an ownership interest in 10 apartment communities under construction, which the Company anticipates will contain a total of 3,337 apartment homes, with estimated completion dates from the first quarter of 1997 through the fourth quarter of 1998. As of December 31, 1996, the Company owned land for one development community, and also owned rights to acquire 15 parcels of land.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include the development or acquisition of additional apartment communities, the repayment of outstanding debt or the improvement of certain apartment communities already in the Company's portfolio. The Company incurs debt from time to time in the ordinary course of business in connection with the development, acquisition and improvement of new or existing apartment communities, which debt may be refinanced with the proceeds of the sale of Securities for which this Prospectus and a related Prospectus Supplement are delivered.

                    RATIO OF EARNINGS TO FIXED CHARGES AND
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The Company's ratio of earnings to fixed charges for the years ended December 31, 1996, 1995 and 1994 and the period November 18, 1993 through December 31, 1993 was 2.36x, 2.37x, 3.60x and 3.29x, respectively.

  The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 1996, 1995 and 1994 and the period November 18, 1993 through December 31, 1993 was 1.95x, 2.37x, 3.60x and 3.29x, respectively.

  For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and the amortization of debt discounts and issue costs, whether expensed or capitalized. Preferred stock dividends consist of dividends payable on outstanding shares of preferred stock.

  Prior to completion of the Company's initial public offering on November 18, 1993, the Company's predecessor (the "Predecessor"), as a privately-held entity, operated in a manner so as to minimize net taxable income. As a result, the Predecessor had losses before extraordinary items for the period January 1, 1993 through November 17, 1993 and its years ended December 31, 1992, 1991 and 1990. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by $7,359,000, $9,398,000, $14,462,000 and $17,609,000 for
the period January 1, 1993 through November 17, 1993 and the years ended December 31, 1992, 1991 and 1990, respectively.

                        DESCRIPTION OF DEBT SECURITIES

GENERAL

  The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

  Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

  General. The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "--Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

  Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

  Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

  The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

    (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

    (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Stock or Preferred Stock, or the method by which any such portion shall be determined;

    (4) If convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

    (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (8) The place or places where the principal of (and premium or Make-Whole Amount (as defined in the Indenture), if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

    (9) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

    (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (12) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

    (13) Whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on the Debt Securities of the series are to be payable, at the election of the Company or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

    (14) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

    (15) Any deletions from, modifications of or additions to the Events of Default (as defined in the Indenture) or covenants of the Company with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein;

    (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security (as defined), the identity of the depository for such series;

    (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

    (18) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

    (19) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series and any provisions in modification of, in addition to or in lieu of any of the provisions of Article Fourteen;

    (20) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

    (21) If the Debt Securities of the series are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

    (22) Whether and under what circumstances the Company will pay Additional Amounts as contemplated by the Indenture on the Debt Securities of the series to any holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option);

    (23) The obligation, if any, of the Company to permit the conversion of the Debt Securities of such series into the Company's Common Stock or Preferred Stock, as the case may be, and the terms and conditions upon which such conversion shall be effected (including, without limitation, the initial conversion price or rate, the conversion period, any adjustment of the applicable conversion price and any requirements relative to the reservation of such shares for purposes of conversion); and

    (24) Any other terms of the series (which terms shall not be inconsistent with the provisions of this Indenture).

  If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Change of Control, Highly Leveraged Transactions and Similar
Transactions. Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of any series of Debt Securities protection in the event of a highly leveraged or similar transaction, or in the event of a change of control, involving the Company that may adversely affect holders of Debt Securities. To the extent that any covenant or provision governing any series of Debt Securities that would afford protection to holders of such series of Debt Securities in the event of a highly leveraged or similar transaction or a change of control may be (a) waived by the Board of Directors of the Company or the relevant Trustee or (b) limited in its applicability in the event of a leveraged buy-out or similar transaction initiated or supported by the Company, management of the Company or any affiliate, the relevant Prospectus Supplement will describe such provisions.

  Any Prospectus Supplement relating to a series of Debt Securities that is subject to optional redemption, prepayment or conversion of such series of Debt Securities upon the occurrence of a change of control or other similar events will describe, to the extent applicable, the following:

    (1) the effect that such provisions may have in deterring mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of the Company's securities or its ability to obtain additional financing in the future;

    (2) the Company's obligation to comply with the requirements of Rule 14(e)-1 under the Exchange Act and any other applicable securities laws in connection with such provisions and any related offers by the Company, and to the extent that a series of convertible Debt Securities are the subject of such Prospectus Supplement, the Company's obligation to comply with Rule 13e-4;

    (3) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness resulting in effective subordination of the Company's obligation to make payments on such series of Debt Securities;

    (4) any legal or financial limitations on the Company's ability to repurchase the series of Debt Securities offered by such Prospectus Supplement upon the triggering of an "event risk" provision requiring such a repurchase or offer to repurchase;

    (5) the impact, if any, under the Indenture or other governing instruments of any failure to repurchase or offer to repurchase, including whether such failure following a change of control or similar event will (or would, after the lapse of time or giving of notice, or both) result in an event of default with respect to such series of Debt Securities;

    (6) that there can be no assurance that sufficient funds will be available to the Company to make any required repurchase at the time such "event risk" provision is triggered;

    (7) the material effect of any subordination of payment on such series of Debt Securities to other obligations of the Company or its subsidiaries that may be accelerated as a result of a change in control, fundamental change or "poison put" provision on such change in control, fundamental change or "poison put" provision and on such series of Debt Securities;

    (8) the material effect, if any, of any anti-takeover provision relating to the Company's equity securities on the Company's outstanding debt securities, including the series of Debt Securities offered by such Prospectus Supplement;

    (9) to the extent that the term "change of control" includes the concept of "all or substantially all," how such concept is quantified or what is the established meaning of such concept under applicable law and the Indenture and, in the event that there is no definition or established meaning for such concept, the effect of such uncertainty on the ability of holders of such series of Debt Securities to determine when a "change of control" has occurred; and

    (10) other material effects and limitations of "change of control," as applicable to such series of Debt Securities, including whether "change of control" provisions will be triggered if a change in control of the Company's Board of Directors occurs as a result of a proxy contest involving solicitation of revocable proxies.

  The Company's Articles of Incorporation contain certain restrictions on ownership and transfers of the Common Stock and Preferred Stock that are designed to preserve its status as a REIT. Such restrictions may act to prevent or hinder a change of control. See "Description of Capital Stock-- Common Stock" and "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture.

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

  Neither the Company nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before selection of any Debt Securities selected for redemption and ending at the close of business on the day of mailing of the notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (c) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Indentures will provide that the Company may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and assumes the Company's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

  Existence. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by articles of incorporation, by-laws and statute) and material franchises; provided, however, that the Company shall not be required to preserve any right or franchise if its Board of Directors determines that the preservation thereof is no longer desirable in the conduct of its business.

  Maintenance of Properties. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

  Insurance. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

  Payment of Taxes and Other Claims. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

  Provision of Financial Information. Whether or not the Company is subject to
Section 13 or 15(d) of the Exchange Act, the Indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, to (a) transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, promptly upon written request and without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such sections, (b) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (c) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

  Additional Covenants. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on or any Additional Amount payable in respect of any Debt Security of such series when such interest or Additional Amount becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Company as provided in the Indenture, provided, however, that such a default on indebtedness which constitutes tax-exempt financing having an aggregate principal amount outstanding not exceeding $25,000,000 that results solely from a failure of an entity providing credit support for such indebtedness to honor a demand for payment on a letter of credit shall not constitute an Event of Default; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any of its Subsidiaries in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary; and (h) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

  If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

  The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

  The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

  The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

  Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

  Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium or Make-Whole Amount, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

  The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

  Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Company as obligor under such Indenture; (b) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities;
(g) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (j) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

  The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant such Indenture, and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

  The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

  Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

  Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Securities will be subject to the following subordination provisions.

  Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Company to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Indebtedness or other indebtedness of the Company and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than general creditors of the Company.

  Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (a) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (b) indebtedness of the Company evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (c) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise, (d) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (e) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (f) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (1) any such indebtedness, obligation or liability referred to in clauses (a) through (f) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities, (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (3) the Subordinated Securities. There will not be any restrictions in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

  If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

  The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust and, with respect to Subordinated Debt Securities which are convertible or exchangeable, the right to convert or exchange) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

  "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any of Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such of Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into shares of Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

BOOK-ENTRY SYSTEM

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with the Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depositor to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

  The certificates representing the Notes will be issued in the form of one or more fully registered global securities without coupons ("Global Securities"). It is expected that the Notes initially will be represented by a single permanent global certificate in definitive fully registered form (the "Global Note") and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Except under the circumstances described in the accompanying Prospectus under the caption "Description of Debt Securities-- Book-Entry System," the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

  DTC has advised the Company of the following information regarding DTC: DTC is a limited purpose trust company created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's

Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in the accounts of its Participants. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

  The Company expects that, pursuant to procedures established by DTC, ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes. Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by Global Securities will be limited to such extent.

  So long as the holder of the Global Note is the registered owner of any Notes, the holder of the Global Note will be considered the sole holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interests, to exercise any rights of a holder under the Indenture. The Company understands that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in the Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interest to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

  Payments in respect of the principal of, premium, if any, and interest on, any Notes registered in the name of the holder of the Global Note on the applicable record date will be payable by the Trustee to or at the direction of the holder of the Global Note in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants for DTC's Indirect Participants.

  Neither the Company nor the Trustee will be liable for any delay by the holder of the Global Note or DTC in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission. See "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus for further information concerning Notes issued in the form of Global Securities.

  If a Depository for any Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in exchange for the Global Security representing such Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any of such Debt Securities represented by one or more Global Securities and in such event will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiple thereof.

PAYMENT

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

  All moneys paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium, Make-Whole Amount or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, Make-Whole Amount or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

                         DESCRIPTION OF CAPITAL STOCK

  The description of the Company's capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, each as amended and restated, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

GENERAL

  Under its Articles of Incorporation, the Company has authority to issue up to 150 million shares of stock, consisting of 80 million shares of Common Stock, par value $.01 per share, 50 million shares of "Excess Stock" (as described under "Restrictions on Transfer" below), par value $.01 per share, and 20 million shares of Preferred Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At December 31, 1996 there were issued and outstanding 33,391,992 shares of Common Stock, 4,455,000 shares of Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, and 4,300,000 shares of Series B Cumulative Redeemable Preferred Stock, par value $.01 per share. An aggregate of an additional 1,952,500 shares of Common Stock have been reserved for issuance under the 1993 Stock Option and Incentive Plan and the 1995 Equity Incentive Plan. The Common Stock is listed on the NYSE under the symbol "AVN."

COMMON STOCK

  General. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock are entitled to receive dividends on Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

  Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any directors.

  Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

  Pursuant to the Maryland General Corporation Law ("MGCL"), a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation do not provide for a lesser percentage in such situations.

  Restrictions on Ownership. For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

  Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is Fleet Bank, National Association.

PREFERRED STOCK

  General. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Company's Articles of Incorporation to fix for each series, subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

  Terms. The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accrue, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

    (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

  Rank. Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

  Dividends. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

  Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

  Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

  Redemption. If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accrual in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (a) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (a) the redemption date; (b) the number of shares and series of the Preferred Stock to be redeemed; (c) the redemption price; (d) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(f) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  Voting Rights. Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

  Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

  Restrictions on Ownership. For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

  Transfer Agent and Registrar. The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                            DESCRIPTION OF WARRANTS

  The Company has no Warrants or other stock purchase rights outstanding (other than options issued under the Company's 1993 Incentive and Stock Option Plan and its 1995 Equity Incentive Plan). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently, together with any other Securities offered by any Prospectus Supplement or through a dividend or other distribution to the Company's stockholders and may be attached to or separate from such Securities. Warrants may be issued under a warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (a) the title of such Warrants; (b) the aggregate number of such Warrants; (c) the price or prices at which such Warrants will be issued; (d) the designation, number and terms of the shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (e) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security; (f) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock, if any, will be separately transferable; (g) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (i) the minimum or maximum amount of such Warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) a discussion of certain federal income tax considerations; and (l) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

                  RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

  For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year), and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See "Federal Income

Tax Considerations." To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the Company's capital stock. The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of
Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

  Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and, except upon liquidation, it will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the Company upon demand. The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged in Excess Stock. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

  In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of the price paid for the capital stock by the original transferee-stockholder or the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase. The 90-day period begins on the date on which the Company receives written notice of the transfer or other event resulting in the exchange of capital stock for Excess Stock.

  Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that the maintenance of REIT status is no longer in the best interests of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The Company believes it has operated, and the Company intends to continue to operate, in such manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

  The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

  Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders and creditors.

  In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's Securities with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those Securities.

  Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more individual, institutional or other purchasers, through agents or through any combination of these methods of sale. Direct sales to investors may also be accomplished through subscription rights distributed on a pro rata basis to the Company's stockholders, which may or may not be transferable by such stockholders. In connection with any distribution of subscription rights to stockholders, if all of the underlying Securities are not subscribed for, the Company may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

  In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

  Under agreements into which the Company may enter, underwriters will be, and dealers and agents who participate in the distribution of Securities may be, entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount no less than, and the aggregate principal amounts of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by the Contracts. If in conjunction with the sale of Securities to institutions under Contracts, Securities are also being sold to the public, the consummation of the sale under the Contracts shall occur simultaneously with the consummation of the sale to the public. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the Securities, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of Avalon Properties, Inc. as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994 and the period November 18, 1993 through December 31, 1993 and the combined financial statements of the Predecessor for the period January 1, 1993 through November 17, 1993 included in the Company's Annual Report on Form 10-K and the combined statement of revenue and certain operating expenses of certain communities acquired during 1996 included in the Current Report on Form 8-K, dated December 6, 1996, and incorporated by reference herein, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUP-PLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITA-TION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CON-STITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Prospectus Supplement Summary..............................................  S-3
Additional Risk Factors.................................................... S-12
The Company................................................................ S-14
Recent Developments........................................................ S-18
The Communities............................................................ S-22
Use of Proceeds............................................................ S-29
Price Range of Common Stock and Distributions.............................. S-29
Capitalization............................................................. S-30
Management................................................................. S-31
Certain Federal Income Tax Considerations.................................. S-35
Underwriting............................................................... S-38
Legal Matters.............................................................. S-39
Experts.................................................................... S-39

                                  PROSPECTUS

Available Information.......................................................   2
Incorporation of Certain Documents By Reference.............................   2
Forward Looking Statements..................................................   3
Risk Factors................................................................   3
The Company.................................................................   8
Use of Proceeds.............................................................   8
Ratios of Earnings to Fixed Charges.........................................   8
Description of Debt Securities..............................................   9
Description of Capital Stock................................................  23
Description of Warrants.....................................................  29
Restrictions on Transfers of Capital Stock..................................  29
Federal Income Tax Considerations...........................................  31
Plan of Distribution........................................................  31
Legal Matters...............................................................  32
Experts.....................................................................  33

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                               3,500,000 SHARES

                          [AVALON LOGO APPEARS HERE]

                            AVALON PROPERTIES, INC.

                                 COMMON STOCK

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------


                           PAINEWEBBER INCORPORATED

                              MERRILL LYNCH & CO.

                               J.P. MORGAN & CO.

                             SALOMON SMITH BARNEY


                                ---------------

                               DECEMBER 3, 1997

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